UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Notice of 2017 Annual Meeting & Proxy Statement April 6, 2017 – New York, NY

“Your vote is very important. We encourage you to vote your shares by proxy even if you do not plan to attend the meeting.„

Dear Fellow FuelCell Energy Shareholder:

On behalf of FuelCell Energy’s Board of Directors, I thank you for your ongoing interest and investment in FuelCell Energy, Inc. We are committed to acting in the best long-term interests of our shareholders. For further information about our continuing commitment to maintaining good corporate governance practices, we encourage you to review the governance section beginning on page 10 of the Proxy.

We are pleased to invite you to FuelCell Energy’s 2017 Annual Meeting of Shareholders to be held on Thursday, April 6, 2017 at 10:00 AM. This booklet includes the Notice of Annual Meeting and Proxy Statement.

The Proxy Statement fully describes the business we will conduct at the meeting and provides information about the Company that you should consider when voting your shares.

Your vote is very important. We encourage you to vote your shares by proxy even if you do not plan to attend the meeting. The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting as being in the best interest of the Company and its shareholders.

Sincerely,

John A. Rolls

Chairman of the Board

February [    ], 2017

Notice of 2017 Annual Meeting of Shareholders

Thursday, April 6, 2017

10:00 a.m. Eastern Daylight Time

JW Marriott Essex House New York, 160 Central Park South, New York, NY

ITEMS OF BUSINESS

1.	To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected and qualified;
2.	To ratify the selection of the independent registered public accounting firm for fiscal 2017;
3.	To amend the FuelCell Energy, Inc. Amended and Restated Articles of Incorporation increasing its authorized common stock from 75,000,000 shares to 125,000,000 shares;
4.	To amend the FuelCell Energy, Inc. Amended and Restated 2010 Equity Incentive Plan, increasing the number of shares reserved for issuance from 2,500,000 shares to 4,500,000 shares;
5.	To vote, on a non-binding advisory basis, on the compensation of the Company’s Named Executive Officers as set forth in the Executive Compensation section of this Proxy Statement;
6.	To vote, on a non-binding advisory basis, on the frequency with which future advisory votes on the compensation of the Company’s Named Executive Officers will be conducted; and
7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

Shareholders of record on February 10, 2017 are entitled to notice of, and to vote at the meeting.

MATERIALS TO REVIEW

This booklet contains our Notice of Annual Meeting and Proxy Statement which fully describes the business we will conduct at the Annual Meeting.

PROXY VOTING

It is important that your shares are represented and voted at the meeting. Please vote your shares according to the instructions under “How to Vote” in the Proxy Summary.

ADMISSION TO THE 2017 ANNUAL MEETING

To attend the 2017 Annual Meeting, please follow the “Meeting Attendance” instructions in the Proxy Summary.

By Order of the Board of Directors,

Michael S. Bishop

Corporate Secretary

February [    ], 2017

Guide to FuelCell Energy’s Proxy Statement

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		33

Section 16(a) Beneficial Ownership Reporting Compliance		34
Certain Relationships and Related Transactions		34

EQUITY COMPENSATION PLAN AND WARRANT INFORMATION		35

AUDIT AND FINANCE COMMITTEE REPORT		36

Independent Registered Public Accounting Firm Fees		36

OTHER VOTING ITEMS		37

Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm for fiscal 2017	37
Proposal 3	Amendment of the FuelCell Energy, Inc. Amended and Restated Articles of Incorporation Increasing its Authorized Common Stock from 75,000,000 Shares to 125,000,000 Shares	37
Proposal 4	Amendment of the FuelCell Energy, Inc. Amended and Restated 2010 Equity Incentive Plan, Increasing the Number of Shares Reserved for Issuance from 2,500,000 Shares to 4,500,000 Shares	39
Proposal 5	Advisory Vote on Executive Compensation	42
Proposal 6	Advisory Vote on the Frequency of the Shareholder Advisory Vote on Executive Pay	42

ADDITIONAL INFORMATION AND OTHER MATTERS		43

General		43
Shareholder Proposals for the 2018 Annual Meeting		43
Householding		43
Quorum and Vote Required		44
Counting Votes		44
Voting by Proxy		44
Annual Report and Form 10-K		45
Other Matters		45
Information About Advance Registration for Attending the Annual Meeting		45
Annex A	FuelCell Energy, Inc. Amended & Restated 2010 Equity Incentive Plan	46

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Proxy Summary

This summary highlights selected information contained throughout this proxy statement. Please read the entire proxy statement before casting your vote. For information regarding FuelCell’s 2016 performance, please review the company’s 2016 Annual Report to Shareholders.

Eligibility to Vote

Shareholders of record at the close of business on February 10, 2017 are entitled to vote at the 2017 Annual Meeting of Shareholders.

How to Vote

You may vote using any one fo the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card or notice available, and follow the simple instructions. Voting will be accepted until 11:59 p.m. (EDT) on April 5, 2017:

Online at www.proxyvote.com.	By telephone at 1-800-690-6903

Online using your mobile device by scanning the QR Code	By mail by voting, signing and timely mailing your Proxy Card

Meeting Information

Time and Date: Thursday, April 6, 2017 at 10:00 a.m. (EDT)

Place: JW Marriott Essex House New York, 160 Central Park South, New York, NY

Meeting Attendance

Meeting attendance requires advance registration. Please contact the office of the corporate secretary at corporatesecretary@fce.com to request an admission ticket. If you do not have an admission ticket, you must present proof of ownership in order to attend the meeting.

Company Profile

FuelCell Energy delivers proprietary power solutions that enable economic prosperity with the clean and affordable supply, recovery and storage of energy. SureSourcetm power plants are generating ultra-clean, efficient and reliable power on three continents, affordably providing continuous distributed power generation to a variety of industries including utilities, commercial and municipal customers. The Company’s power plants have generated billions of kilowatt hours of ultra-clean power using a wide variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For additional information, please visit www.fuelcellenergy.com and follow us on Twitter.

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Shareholder Voting Matters

		Management Recommendation	Page Reference (for more detail)
1.	To elect 7 directors to serve for the ensuing year and until their successors are duly elected and qualified;	FOR each Director Nominee	7
2.	To ratify the selection of the independent registered public accounting firm for fiscal 2017;	FOR	37
3.	To amend the FuelCell Energy, Inc. Amended and Restated Articles of Incorporation increasing its authorized common stock from 75,000,000 shares to 125,000,000 shares;	FOR	37
4.	To amend the FuelCell Energy, Inc. Amended and Restated 2010 Equity Incentive Plan, increasing the number of shares reserved for issuance from 2,500,000 shares to 4,500,000 shares;	FOR	39
5.	To vote, on a non-binding advisory basis, on the compensation of the Company’s Named Executive Officers as set forth in the Executive Compensation section of this Proxy Statement; and	FOR	42
6.	To vote, on a non-binding advisory basis, on the frequency with which future advisory votes on the compensation of the Company’s Named Executive Officers will be conducted.	FOR “ONE YEAR”	42

Director Nominees

Name	Age	Director Since	Primary Occupation
Arthur A. Bottone	56	2011	President and Chief Executive Officer, FuelCell Energy, Inc.
James Herbert England*	70	2008	Chief Executive Officer of Stahlman-England Irrigation Inc.
Matthew F. Hilzinger*	53	2015	Executive Vice President and Chief Financial Officer for USG Corporation
John A. Rolls*’ **	75	2000	Managing Partner Core Capital Group, a private investment partnership
Christopher S. Sotos	45	2014	President, Chief Executive Officer and Director of NRG Yield, Inc.
Natica von Althann*	66	2015	Founding partner of C&A Advisors and a former financial executive at Bank of America and Citigroup
Togo Dennis West, Jr.*	74	2008	Chairman of TLI Leadership Group

* Independent Director

** Chairman of the Board of Directors

Director Nominees & Committees of the Board (pages 8 - 17)

The Company’s robust Director Nominee selection process and Board Refreshment practices ensure that Board candidates encompass a diverse blend of skills, experience, perspectives, talents, backgrounds and education that will assist the Board in fulfilling its overall responsibilities, oversee management’s execution of strategic objectives, and represent the interests of all of the Company’s shareholders.

•	All of our Directors stand for election each year.

•	5 of the 7 Directors standing for re-election this year are independent.

•	The average age of Director Nominees is 63.

•	The average tenure of Director Nominees is 6.9 years.

The following information is provided in the Director Nominee Section & Committees of the Board Section:

•	Director Skills, Qualifications and Biographies

•	Criteria for Board Membership

•	Director Independence

•	Committees and Meeting Attendance

Corporate Governance Highlights (page 10)

We are committed to practicing good corporate governance and demonstrating exemplary business conduct and integrity. The Board of Directors has adopted Corporate Governance Principles and other policies which provide the framework for achieving effective corporate governance and best practices. The Corporate Governance Section within this Proxy Statement describes our governance structure, which includes the following highlights:

•	The Role of the Board

•	Board Leadership Structure

•	Board Refreshment

•	Director Orientation

•	Majority Voting Standard in Director Elections

•	Continuing Education and Self-Evaluation

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•	Corporate Governance Principles

•	Code of Ethics

•	Whistleblower Policy

•	Risk Oversight

•	Anti-Hedging Policy

•	Compensation Recovery Policy

•	Stock Ownership Guidelines

Named Executive Officers (“NEOs”) (pages 8 & 18)

Name	Age	Occupation	Since	Previous Position at FCE	Hired
Arthur A. Bottone	56	President and Chief Executive Officer	2011	Senior Vice President and Chief Commercial Officer	2010
Michael S. Bishop	49	Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer	2011	Vice President, Corporate Controller	2003
Anthony F. Rauseo	57	Senior Vice President and Chief Operating Officer	2010	Vice President of Engineering and Chief Engineer	2005

2016 Executive Compensation (page 19)

NEO Compensation includes cash & equity represented by:

•	Base Salary

•	Annual Incentive Awards

•	Long-term Incentive Compensation

2016 Executive Total Compensation Mix for NEOs (page 19)

CEO COMPENSATION MIX	OTHER NEO COMPENSATION MIX

2016 Executive Compensation Summary for NEOs (page 26)

Name	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Arthur A. Bottone	426,414	661,000	192,967	4,026	1,284,406
Michael S. Bishop	307,904	350,000	78,750	4,255	740,909
Anthony F. Rauseo	325,546	350,000	82,500	5,873	763,919

2016 Director Compensation (page 31)

Auditors (page 36)

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017.

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PROXY STATEMENT

FuelCell Energy, Inc. (referred to in this Proxy Statement as “we,” “FuelCell”, “FuelCell Energy” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at FuelCell’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment thereof. The Annual Meeting will be held at the JW Marriott Essex House New York, 160 Central Park South, New York, NY on Thursday, April 6, 2017 at 10:00 a.m. Eastern Daylight Time. The Company is a Delaware corporation. The address of our principal executive offices is FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810.

The Board of Directors has set the close of business on February 10, 2017 as the record date for the determination of shareholders of the Company’s common stock, par value $0.0001 per share, who are entitled to notice of and to vote at the Annual Meeting.

As of February 10, 2017 there were [  ] shares of common stock outstanding and entitled to vote on all matters at the Annual Meeting. Holders of common stock outstanding at the close of business on the record date will be entitled to one vote for each share held by them on the record date.

The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is February 24, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 6, 2017: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 31, 2016 are available at http://investor.fce.com/Investors/default.aspx.

Proposal 1	Election of Directors

FuelCell’s directors are elected annually to serve one-year terms. The Board has nominated each of the seven directors named below to serve until the 2018 Annual Meeting of Shareholders and until a successor is elected and qualified. All of the director nominees are present directors of the Company; elected by shareholders at the 2016 Annual Meeting. It is the intention of the persons named as proxies to vote, if authorized, for the election of the seven nominees named below as directors. If at the time of the 2017 Annual Meeting, any nominee listed below declines or is unable to serve as a director (which is not anticipated), it is the intention of the persons named as proxies to vote, in their discretion, for any other person who may be nominated.

Director Qualifications and Biographies

The Nominating and Corporate Governance Committee regularly assesses the performance and attributes of each director, to ensure that the Board as a governing body, encompasses a broad range of perspectives, experience, diversity, integrity and commitment, in order to effectively conduct the Company’s global business while representing the long-term interests of its shareholders.

Pursuant to the recommendation by the Nominating and Corporate Governance Committee, the Board has nominated the following seven candidates for election as directors and have concluded that each of these incumbent Directors should be nominated for re-election based on the extensive senior leadership backgrounds, competencies and other qualifications identified below:

Summary of Director Nominee Key Characteristics and Experience include:

•	Technology Commercialization

•	Corporate & International Finance

•	Financial Management

•	Global Power Project Development

•	Government Affairs

•	Energy & Utility Sectors

•	Project Finance

•	Legal

•	Leadership

•	Manufacturing

•	Regulatory

•	Risk Management

•	Strategic Planning

No less than two-thirds of the Company’s Board of Directors are considered Independent Directors as such term is defined in Nasdaq Rule 5605(a)(2).

Further information about the Company’s corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related party transactions can be found throughout this proxy statement.

The Board of Directors recommends that Shareholders vote “FOR” the proposal to elect each of the seven nominees listed below as directors of the company.

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Director Nominees

ARTHUR A. BOTTONE	Skills and Qualifications Include:
Principal Occupation: President and Chief Executive Officer Director since 2011 Age 56	•	Extensive Global Business Development
	•	Technology Commercialization
	•	Power Generation Project Development
	•	Mergers, Acquisition and Integration
	•	Capital Raising

Mr. Bottone joined FuelCell Energy in February 2010 as Senior Vice President and Chief Commercial Officer and was promoted to President and Chief Executive Officer in February 2011. Mr. Bottone’s focus is to accelerate and diversify global revenue growth to achieve profitability by capitalizing on heightened global demand for clean and renewable energy. Mr. Bottone has broad experience in the power generation field including traditional central generation and alternative energy. Prior to joining FuelCell Energy, Mr. Bottone spent 25 years at Ingersoll Rand, a diversified global industrial company, including as President of the Energy Systems business. Mr. Bottone received an undergraduate degree in Mechanical Engineering from Georgia Institute of Technology in 1983, and received a Certificate of Professional Development from The Wharton School, University of Pennsylvania in 2004.

JAMES HERBERT ENGLAND	Skills and Qualifications Include:
Principal Occupation: Chief Executive Officer of Stahlman-England Irrigation Inc. Independent Director since 2008 Age 70	•	Board and Executive Level Leadership
	•	Broad International Exposure
	•	High Level of Financial Expertise
	•	Extensive Energy Industry Experience
	•	Extensive knowledge of the Company

Mr. England is a Corporate Director and has been the CEO of Stahlman-England Irrigation, Inc. since 2000. Prior to that, Mr. England spent 4 years as Chairman, President and CEO of Sweet Ripe Drinks, Ltd., a fruit beverage company. Prior to that, he spent 18 years at John Labatt Ltd., a $5 billion public company, and served as the company’s CFO from 1990-1993. Mr. England started his career with Arthur Andersen & Co. in Toronto after serving in the Canadian infantry. Mr. England is a director of Enbridge Inc., Enbridge Energy Company, Inc., Midcoast Holdings LLC, Enbridge Gas Distribution inc., Enbridge Commercial Trust, and is a past member of the board of directors of John Labatt Ltd., Canada Malting Co., Ltd., and the St. Clair Paint and Wallpaper Corporation.

MATTHEW F. HILZINGER	Skills and Qualifications Include:
Principal Occupation: Executive Vice President and Chief Financial Officer for USG Corporation Independent Director since 2015 Age 53	•	Executive Leadership
	•	High Level of Financial Expertise
	•	Extensive Energy Industry Experience
	•	Experience with Global Publicly Traded Companies
	•	Risk Management / Oversite

Mr. Hilzinger is Executive Vice President and Chief Financial Officer for USG Corporation, an international building products company, where he oversees all financial activities as well as strategic planning and information technology. Previously, he held a variety of finance roles at Exelon Corporation, advancing to Chief Financial Officer where he was responsible for finance and risk management. Prior to Exelon, Mr. Hilzinger was Chief Financial Officer at Credit Acceptance Corporation, Vice President Corporate Controller of Kmart Corporation, Vice President International Operations at Handelman Company and Manager, Audit Division at Arthur Andersen & Co.

JOHN A. ROLLS	Skills and Qualifications Include:
Principal Occupation: Managing Partner Core Capital Group, a private investment partnership
Independent Director since 2000
Lead Independent Director from 2007 - 2011
Chairman of the Board of Directors since 2011
Age 75	•	Board and Executive Level Leadership
	•	Broad International Exposure
	•	High Level of Financial Expertise
	•	Broad Understanding of Advanced Technologies
	•	Extensive Knowledge of the Company

Mr. Rolls was appointed Chairman of the Board of Directors in March 2011. He is Managing Partner of Core Capital Group and Principal of Cove Harbor Partners LLC., both of which are private investment partnerships. Previously, he was President and Chief Executive Officer of Deutsche Bank North America, Executive Vice President and Chief Financial Officer of United Technologies, Senior Vice President and Chief Financial Officer RCA, Treasurer, Monsanto Company and CFO Monsanto Europe, Brussels Belgium.

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CHRISTOPHER S. SOTOS	Skills and Qualifications Include:
Principal Occupation: President, Chief Executive Officer and Director of NRG Yield, Inc. Director since 2014 Age 45	•	Executive Leadership Experience
	•	Strong Financial and Accounting Skills
	•	Significant Experience in Mergers and Acquisitions, Capital Raising and Other Treasury Functions
	•	Energy Project Finance and Structuring Experience
	•	Extensive Energy Industry Experience

Mr. Sotos has served as President and Chief Executive Officer since May 2016, and as a director of NRG Yield, Inc. since May 2013. Mr. Sotos has also served in various positions at NRG Energy, Inc. (“NRG”), including most recently as Executive Vice President — Strategy and Mergers and Acquisitions from February 2016 through May 2016 and Senior Vice President — Strategy and Mergers and Acquisitions from November 2012 through February 2016. In this role, he led NRG’s corporate strategy, mergers and acquisitions, strategic alliances and other special projects for NRG. Previously, he served as NRG’s Senior Vice President and Treasurer from March 2008 to September 2012, where he was responsible for all treasury functions, including raising capital, valuation, debt administration and cash management. Mr. Sotos joined NRG in 2004 as a Senior Finance Analyst, following more than nine years in key financial roles within the energy sector and other industries for Houston-based companies such as Koch Capital Markets, Entergy Wholesale Operations and Service Corporation International. Mr. Sotos was designated to the Board by NRG Energy Inc. pursuant to the director designation right granted to NRG in connection with its acquisition of shares of the Company in July 2014.

NATICA VON ALTHANN	Skills and Qualifications Include:
Principal Occupation: Founding partner of C&A Advisors and a former financial executive at Bank of America and Citigroup Independent Director since 2015 Age 66	•	Board and Executive Level Leadership Experience
	•	High Level of Banking and Financial Expertise
	•	Broad International Exposure
	•	Risk Management / Oversite
	•	Exposure to Energy and Utility Sectors
	•	Strong focus on Strategy Development and Implementation

Ms. von Althann is a Director of PPL Corporation, one of the largest investor-owned utilities in the U.S. with approximately 18,000 megawatts of power generation and is a Director of TD Bank US Holding Company and its two bank subsidiaries, TD Bank, N.A. and TD Bank USA, N.A. She was a founding partner of C&A Advisors, a consulting firm for financial services and risk management from 2009 to 2013, following her retirement in 2008 as the Senior Credit Risk Management Executive for Bank of America and Chief Credit Officer of U.S. Trust, an investment management company owned by Bank of America. Previously she spent 26 years with Citigroup in various leadership roles, including Division Executive – Latin America for the Citigroup Private Bank, Managing Director and Global Retail Industry Head, and Managing Director and co-head of the U.S. Telecommunications – Technology group for Citicorp Securities.

TOGO DENNIS WEST, JR.	Skills and Qualifications Include:
Principal Occupation: Chairman of TLI Leadership Group Independent Director since 2008 Age 74	•	Board and Executive Level Leadership Experience
	•	Extensive Government Affairs and Geopolitical Experience
	•	Extensive Legal and Regulatory Experience
	•	Risk Management / Oversite
	•	Extensive Knowledge of the Company

Mr. West is Chairman of TLI Leadership Group, a strategic consulting firm, since 2006. He is lead director on the board of Bristol-Myers Squibb. From 2001-2014, Mr. West served as Chairman of Noblis, Inc., a non-profit science, technology and strategy organization. He has practiced law as managing partner in the New York law firm of Patterson Belknap Webb and Tyler and was of counsel to the D.C. based law firm of Covington & Burling. Mr. West also served as General Counsel to the Departments of Defense and the Navy. He was Senior Vice President for Government Affairs with Northrop Corporation. Mr. West served as Secretary of the United States Department of Veterans Affairs from 1998 to 2000 and Secretary of the United States Army from 1993 to 1998. Among other qualifications, Mr. West has executive leadership experience in the private sector and at the highest levels of government. He brings an extensive background in the military, government, and legal profession to the Company.

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CORPORATE GOVERNANCE

THE ROLE OF THE BOARD

The business affairs of the Corporation are managed by and under the direction of the Board of Directors. The Board and committees of the Board regularly engage with senior management to ensure management accountability, review management succession planning, approve the Company’s strategy and mission, execute the Company’s financial and strategic goals, oversee risk management and review and approve executive compensation.

BOARD LEADERSHIP STRUCTURE

The Board regularly evaluates its leadership structure in order to ensure that the Company effectively represents the interests of its shareholders. The Board believes that this leadership structure demonstrates the Company’s commitment to effectively monitor and oversee compliance with applicable laws and regulatory requirements and to maintain sound corporate governance principles and best practices.

The Board maintains separate roles of the CEO and Chairman. The Company’s President and CEO (currently, Mr. Arthur A. Bottone) is responsible for the general supervision of the affairs of the Company and is accountable for achieving the Company’s strategic goals. The Company’s independent Chairman (currently, Mr. John A. Rolls) serves as the principal representative of the Board of Directors and as such, presides at all Board and committee meetings.

BOARD REFRESHMENT

The Board understands the importance of adding experienced talent to the Board in order to establish an array of experience and strategic views. The Nominating and Corporate Governance Committee adheres to vigorous board refreshment efforts by thoroughly evaluating the backgrounds of potential Board candidates in addition to regularly assessing the contributions and qualifications of current directors, to ensure that the composition of the Board and each of its committees encompass a wide range of perspectives and knowledge.

Since 2014, three new directors (currently serving) have been added to the Board bringing an expansive mix of expertise and insight to the Board and its committees.

DIRECTOR ORIENTATION

As part of our director orientation process, each new director is provided with orientation materials and an on-site program which includes a tour of the Company’s manufacturing facility and customer site(s). This on-site program is designed to introduce directors to key senior members of management who each discuss their individual roles in addition to reviewing the company’s strategic plans and other integral business matters.

MAJORITY VOTING STANDARD IN DIRECTOR ELECTIONS

In 2016 the Board approved an amendment to the Company’s By-laws to, among other changes, adopt a majority voting standard in uncontested director elections providing that each director shall be elected by a majority of votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election.

In addition, following certification of the shareholder vote in an uncontested election, if any incumbent director receives a greater number of votes “against” his or her election than votes “for” his or her election, the director shall promptly tender his or her resignation, to the Chairman of the Board. The Nominating and Corporate Governance Committee shall promptly consider such resignation and recommend to the Board of directors whether to accept the tendered resignation or reject it. In deciding upon its recommendation, the Nominating and Corporate Governance Committee shall consider all relevant factors including, without limitation, the length of service and qualifications of the director and the director’s contributions to the Corporation and the Board of directors.

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CONTINUING EDUCATION AND SELF-EVALUATION

The Board believes that continuing education by the Board and management is key to supporting the Company’s commitment to enhancing its corporate governance practices. The Board and management are therefore regularly updated on corporate governance matters, including industry and regulatory developments, strategies, operations and external trends and other topics of importance.

As part of the Board’s commitment to improve its performance and effectiveness, self-assessments of the Board and each of its committees are conducted annually. Results of these self-assessments are reviewed by the Nominating and Corporate Governance Committee and the full Board. In 2016, the Board added individual director self-assessments to the self-assessment process in an effort to assess individual director effectiveness and his or her contribution to the Board.

CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted Corporate Governance Principles (the “Principles”) which provide the structure for the governance and best practices of the Company, in accordance with applicable statutory and regulatory requirements. The Company is committed to the highest standards of business conduct and integrity in its relationships with employees, customers, suppliers and shareholders. The Principles are reviewed annually by the Nominating and Corporate Governance Committee and updated as needed. The Corporate Governance Principles can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com.

CODE OF ETHICS

The Company is committed to high standards of ethical, moral and legal business conduct and to the timely identification and resolution of all such issues that may adversely affect the Company, its clients, employees or shareholders.

The Board has adopted a Code of Ethics (the “Code”), which applies to the Board of Directors, NEOs, and all employees. The Code provides a statement of certain fundamental principles and key policies and procedures that govern the conduct of the Company’s business. The Code covers all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. As required by the Sarbanes-Oxley Act of 2002, our Audit and Finance Committee has procedures to receive, retain, investigate and resolve complaints received regarding our accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com.

WHISTLEBLOWER POLICY

The Company’s Whistleblower Policy covers reporting of suspected misconduct, illegal activities or fraud, including questionable accounting, financial control and auditing matters, federal securities violations or other violations of federal and state laws or of the Company’s Code of Ethics.

We have established a written protocol with a third party vendor to ensure that all complaints received will be reported directly to the Company’s Vice President, Managing Counsel and Vice President, Human Resources, who investigate and report as necessary directly to the Audit & Finance Committee of the Board of Directors.

The third party vendor offers anonymity to whistleblowers and assures those who identify themselves that their confidentiality will be maintained, to the extent possible, within the limits proscribed by law. No attempt will be made to identify a whistleblower who requests anonymity.

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ANTI-HEDGING POLICY

Under the terms of the Company’s Insider Trading policy, all key employees, including but not limited to the NEOs and Directors, are prohibited from engaging in any hedging transaction involving shares of the Company’s securities or the securities of the Company’s competitors, such as a put, call or short sale.

COMPENSATION RECOVERY POLICY

The Company has adopted a Compensation Recovery (“Clawback”) policy that allows the Board of Directors to seek recovery of any erroneously paid incentive compensation made to any current or former executive officer of the Company in the event of an accounting restatement that results in a recalculation of a financial metric applicable to an award if, in the opinion of the Board, such restatement is due to the misconduct by one or more of any current or former executive officers. The amount subject to recoupment will, at a minimum, be equal to the difference between what the executive received and what he or she would have received under the corrected financial metrics over the three-year period prior to the restatement. Under the policy, the Board of Directors will review all performance-based compensation awarded to or earned by the executive officer on the basis of performance during fiscal periods materially affected by the restatement. If, in the opinion of the Board, the Company’s financial results require restatement due to the misconduct by one or more of any current or former executive officers, the Board may seek recovery of all performance-based compensation awarded to or earned by the executive officer during fiscal periods materially affected by the restatement, to the extent permitted by applicable law.

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Executive Officer” shall mean any current or former officer who was designated an executive officer by the Board of Directors (as defined under the Securities and Exchange Act of 1934, as amended) and who was actively employed as an executive officer of the Company on or after the date this policy was first adopted.

“Incentive Compensation” shall mean all variable remuneration including the annual incentive awards and all forms of equity-based compensation, vested and unvested, and any gains realized from vested long-term incentive awards.

“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy as determined by the Board of Directors. Such misconduct may include: i) material noncompliance with any financial reporting requirement under the securities laws; ii) materially disruptive activities including the willful act of fraud or recklessness in the performance of the executive officer’s duties or iii) ethical or criminal violations.

The Compensation Recovery Policy can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com.

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STOCK OWNERSHIP GUIDELINES AND HOLDING REQUIREMENTS

The Company has adopted a minimum stock ownership policy applicable to each of the independent directors of the Board and the NEOs. Our stock ownership requirements are based on a fixed number of shares, as shown in the table below:

Position	Ownership Guideline
President and Chief Executive Officer	At least 25,000 shares
All other Section 16 Executive Officers	At least 12,500 shares
Non-Employee Independent Directors	At least 4,166 shares

Executives subject to the guidelines must meet the ownership requirement within five years from the date they are appointed to a Section 16 Executive Officer position. The non-employee independent directors of the Board are expected to achieve target ownership levels within five years of commencement of service as a director. For purposes of meeting the applicable Ownership Guidelines, stock that counts towards satisfaction of FuelCell’s Stock Ownership Guidelines includes:

•	FuelCell Energy common stock owned (i) directly by the officer or director or, his or her spouse, (ii) jointly by the executive officer or director or, his or her spouse, and (iii) indirectly by a trust, partnership, limited liability company or other entity for the benefit of the officer or director, or his or her spouse;

•	100% of restricted stock awards (vested and unvested) issued under the Company’s Equity Incentive Plans;

•	100% of common stock issued under the Company’s Employee Stock Purchase Plan;

•	100% of unexercised Stock Options (vested and unvested) issued under the Company’s Equity Incentive Plans; and

•	100% of deferred stock units issued under the Company’s Director’s Deferred Compensation Plan.

Executive officers and directors must maintain at least 50% of the stock received from equity awards (on a shares issued basis) until the specified minimum ownership requirement level is achieved.

Once the stock ownership guideline has been achieved, executive officers will be required to maintain stock holding requirements for the duration of their employment with the Company and for directors, until their cessation of service from the Board.

RISK OVERSIGHT

The Board has overall responsibility for the oversight of risk management at our Company. Day to day risk management is the responsibility of management, which has implemented processes to identify, assess, manage and monitor risks that face our Company. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.

While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board Committees. The Nominating and Corporate Governance Committee oversees risks related to corporate governance. The Audit and Finance Committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It focuses on the management of financial risk exposure and oversees financial statement compliance and control environment risk exposure and policies with respect to financial risk assessment. The Audit and Finance Committee also considers financial risk management including risks relating to liquidity, access to capital and macroeconomic trends and risks. The Compensation Committee assists our Board in overseeing the management of risks arising from our compensation policies, and programs related to assessment, selection, succession planning, training and development of executives of the Company. Each of the Board Committees reviews these risks and then discusses the process and results with the full Board.

COMMUNICATING WITH DIRECTORS

The Company has established a process by which shareholders or other interested parties can communicate with the Company’s Board of Directors or any of the Company’s individual directors, by sending their communications to the following address:

FuelCell Energy, Inc. Board of Directors

c/o Corporate Secretary
3 Great Pasture Road
Danbury, CT 06810

Alternatively, communications can be submitted electronically via the Company website at http://fcel.client.shareholder.com/contactBoard.cfm.

Shareholder communications received by the Company’s Corporate Secretary will be delivered to one or more members of the Board of Directors or, in the case of communications sent to an individual director, to such director.

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BOARD OF DIRECTORS AND COMMITTEES

Meeting Attendance

All directors serving at the time of the Company’s 2016 annual meeting were in attendance at the meeting. Regular attendance at Board meetings is expected by each Board member. The Board held 7 meetings in fiscal 2016. Each director attended more than 75% of the total number of Board and Committee meetings on which the director served during fiscal 2016.

Independent Directors

The Board of Directors has determined that five of the seven current Board members are independent directors, in accordance with the director independence standards of the Nasdaq Stock Market, including Nasdaq Rule 5605(a)(2): James Herbert England, Matthew F. Hilzinger, John A. Rolls, Natica von Althann and Secretary Togo Dennis West, Jr. The independent directors meet regularly in executive session.

Board Committees

The Board of Directors has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. These committees assist the Board of Directors to perform its responsibilities and make informed decisions.

Nominating
	Audit and			and Corporate
Director	Finance	Compensation	Executive	Governance
Arthur A. Bottone
James Herbert England
Matthew F. Hilzinger
John A. Rolls (Chairman of the Board of Directors)
Natica von Althann
Togo Dennis West, Jr.
Christopher S. Sotos*

* Mr. Sotos is a non-independent director and therefore does not serve on any standing committees.

The Government Affairs Committee, which held 4 meetings during fiscal year 2016, was terminated by the Board of Directors on December 15, 2016.

The Board believes it is more effective for the Board as a whole, to monitor and oversee the Company’s government affairs strategy and initiatives, including federal and state legislative and regulatory proceedings, in addition to monitoring the Company’s ongoing relations with government agencies.

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Audit and Finance Committee

•	Members: 4

•	Independent: 4

Chairman: Matthew Hilzinger

Financial Experts: Matthew Hilzinger and James Herbert England

Members: James Herbert England, John Rolls and Natica von Althann

Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate under the applicable Nasdaq rules. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board has designated Mr. Hilzinger and Mr. England as the Audit and Finance Committee’s “Audit Committee Financial Experts.”

The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent auditors, the performance of the Company’s service firm used to assist management in its assessment of internal controls, and effectiveness of the Company’s financial risk management.

Responsibilities of the Audit and Finance Committee include:

•	Oversee management’s conduct of the Company’s financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and reviewing the Company’s systems of internal accounting and financial controls;

•	Oversee the Company’s independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company;

•	Oversee the performance of the Company’s independent auditors as well as parties engaged to assist the Company with its assessment of internal controls; and

•	Review potential financing proposals and refer to the Board as necessary.

The Audit and Finance Committee held 10 meetings during fiscal 2016. The complete Audit and Finance Committee charter can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com. The Audit and Finance Committee’s report appears on page [ ] of this proxy statement.

Compensation Committee

•	Members: 3

•	Independent: 3

Chairman: James Herbert England

Members: Natica von Althann and Togo Dennis West, Jr.

Each of the Compensation Committee members is an independent director under applicable Nasdaq rules and the Compensation Committee is governed by a Board-approved Charter stating its responsibilities. Members of the Compensation Committee are appointed by the Board of Directors.

The Compensation Committee is responsible for reviewing and approving the compensation plans, policies and programs of the Company to compensate the officers and directors in a reasonable and cost-effective manner.

The Compensation Committee’s overall objectives are to ensure the attraction and retention of superior talent, to motivate the performance of the executive officers in the achievement of the Company’s business objectives and to align the interests of the officers and directors with the long-term interests of the Company’s shareholders. To that end, it is the responsibility of the Compensation Committee to develop, approve and periodically review a general compensation policy and salary structure for executive officers of the Company, which considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

Responsibilities of the Compensation Committee include:

•	Review and recommend for approval by the independent directors of the Board the compensation (salary, bonus and other incentive compensation) of the Chief Executive Officer of the Company;

•	Review and approve the compensation (salary, bonus and other incentive compensation) of the other executive officers of the Company;

•	Review and approve corporate goals and objectives relevant to the compensation of executive officers of the Company and evaluate performance in light of the goals and objectives;

•	Review and approve all employment, retention and severance agreements for executive officers of the Company; and

•	Review the management succession program for the Chief Executive Officer, the NEOs and selected executives of the Company.

The Compensation Committee acts on behalf of the Board in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, the review of performance goals established before the start of the relevant plan year, and the determination of performance compared to the goals at the end of the plan year). The Committee reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; reviews and recommends

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the compensation (annual retainer, committee fees and other compensation) of the Directors of the Board to the full Board for approval; and reviews and makes recommendations to the Board on changes in major benefit programs of the Company. Compensation Committee agendas are established in consultation with the committee chair. The Compensation Committee meets in executive session after each meeting.

The Compensation Committee held 5 meetings during fiscal 2016. The complete Compensation Committee charter can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com. The Compensation Committee’s report appears on page [ ] of this proxy statement.

Executive Committee

•	Members: 3

•	Independent: 2

Chairman: Arthur Bottone

Members: John Rolls and Togo Dennis West, Jr.

During the intervals between the meetings of the Board of Directors, the Executive Committee shall have and may exercise all the powers of the Board in the management of the business and affairs of the Company, in such manner as the Committee shall deem best for the interests of the Company, in all cases in which specific instructions shall not have been given by the Board of Directors.

Nominating and Corporate Governance Committee

•	Members: 4

•	Independent: 4

Chairman: John Rolls

Members: Matthew Hilzinger, Natica von Althann and Togo Dennis West, Jr.

The members of the Nominating Committee are all independent directors under applicable Nasdaq rules. Members of the Nominating Committee are appointed by the Board of Directors.

Responsibilities of the Nominating Committee include:

•	Identify individuals qualified to become members of the Board of Directors and recommend the persons to be nominated by the Board of Directors for election as directors at the annual meeting of shareholders or elected as directors to fill vacancies;

•	Review the Company’s corporate governance principles, assess and recommend to the Board any changes deemed appropriate;

•	Periodically review, discuss and assess the performance of the Board and the committees of the Board;

•	Review the Board’s committee structure and make recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments; and

•	Periodically review and report to the Board any questions of possible conflicts of interest or related party transactions involving Board members or members of senior management of the Company.

The Nominating Committee will consider nominees for the Board of Directors recommended by shareholders. Nominations by shareholders must be in writing, and must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is a beneficial or record owner of the Company’s common stock.

Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. Nominations must be delivered to the Nominating Committee at the following address:

Nominating and Corporate Governance Committee

FuelCell Energy, Inc.

Office of the Corporate Secretary
3 Great Pasture Road
Danbury, CT 06810

The Nominating Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election (without regard to whether a nominee has been recommended by shareholders). In considering candidates for the Board, the Nominating Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, while the Board does not have a formal diversity policy, the Nominating Committee is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which Board nominees are selected. In identifying prospective director candidates, the Nominating and

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Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

The Nominating Committee held 4 meetings during fiscal 2016. The complete Nominating and Corporate Governance Committee charter, which includes the general criteria for nomination as director, can be found in the Corporate Governance sub-section of the section entitled “Investors” on our website at www.fuelcellenergy.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended October 31, 2016. No executive officer or director of the Company had a relationship with the Company or any other company during fiscal 2016 which the SEC defines as a compensation committee interlock and requires disclosure to shareholders.

Mr. England, Chairman of the Compensation Committee, is a member of the Board of Directors of Enbridge Inc. (“Enbridge”), a business partner of the Company. For information as to the relationship between the Company and Enbridge, see “Certain Relationships and Related Transactions” on page [  ].

Nasdaq Compensation Committee Listing Rules

Upon assessing the independence of Compensation Committee members as set forth by the Nasdaq Listing Rules, the Board has determined that each committee member satisfies the following member independence criteria, in addition to qualifying as an independent director under Nasdaq Rule 5605(a):

•	No committee member has received compensation from the Company for any consulting or advisory services nor has he received any other compensatory fees paid by the Company (other than directors’ fees); and

•	No committee member has an affiliate relationship with the Company, a subsidiary of Company or an affiliate of a subsidiary of the Company.

Nasdaq Compensation Committee Advisor Listing Rules

Upon assessing the Compensation Committee advisor independence and potential conflicts of interest as set forth by the Nasdaq Listing Rules, the Compensation Committee has determined that the Company’s Compensation Adviser, Compensia, Inc. (the “Advisor”), satisfies the following independence criteria:

•	The Advisor has not provided in the last completed fiscal year ending October 31, 2016 or any subsequent interim period, any other services to FuelCell or its affiliated companies other than the Advisor’s work as a compensation advisor to the Company’s Compensation Committee;

•	Less than 1% of the Advisor’s total revenue was derived from fees paid by FuelCell in the last completed fiscal year ending October 31, 2016 and any subsequent interim period for work on behalf of the FuelCell Compensation Committee;

•	The Advisor has implemented policies and procedures designed to prevent conflicts of interest;

•	Neither the Advisor nor any of its employees or their spouses has any business or personal relationships with any members of the FuelCell Compensation Committee or any of FuelCell executive officers;

•	Neither the Advisor; employees or their immediate family members, currently own any FuelCell securities (other than through a mutual fund or similar externally-managed investment vehicle); and

•	The Advisor is unaware of any relationship not identified in the response to the statements above that could create an actual or potential conflict of interest with FuelCell or its affiliated entities, any members of the FuelCell Compensation Committee or any of FuelCell’s executive officers.

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BIOGRAPHIES OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

MICHAEL S. BISHOP Principal Occupation: Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer Age 49

Mr. Bishop was appointed Senior Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer in June 2011. He has more than 20 years of experience in financial operations and management with public high growth technology companies with a focus on capital raising, project finance, debt/treasury management, acquisition integration, strategic planning, internal controls, and organizational development. Since joining the Company in 2003, Mr. Bishop has held a succession of financial leadership roles including Assistant Controller, Corporate Controller and Vice President and Controller. Prior to joining FuelCell Energy, Inc., Mr. Bishop held finance and accounting positions at TranSwitch Corporation, Cyberian Outpost, Inc. and United Technologies, Inc. He is a certified public accountant and began his professional career at McGladrey and Pullen, LLP. Mr. Bishop also served four years in the United States Marine Corps.

Mr. Bishop received a Bachelor of Science in Accounting from Boston University in 1993 and a MBA from the University of Connecticut in 1999.

ANTHONY F. RAUSEO Principal Occupation: Senior Vice President and Chief Operating Officer Age 57

Mr. Rauseo was appointed Senior Vice President and Chief Operating Officer in July 2010. In this position, Mr. Rauseo has responsibility for closely integrating the manufacturing operations with the supply chain, product development and quality initiatives. Mr. Rauseo is an organizational leader with a strong record of achievement in product development, business development, manufacturing, operations, and customer support. Mr. Rauseo joined the Company in 2005 as Vice President of Engineering and Chief Engineer. Prior to joining Fuel Cell Energy, Mr. Rauseo held a variety of key management positions in manufacturing, quality and engineering including five years with CiDRA Corporation. Prior to joining CiDRA, Mr. Rauseo was with Pratt and Whitney for 17 years where he held various leadership positions in product development, production and customer support of aircraft turbines.

Mr. Rauseo received a Bachelor of Science in Mechanical Engineering from Rutgers University in 1983 and received a Masters of Science in Mechanical Engineering from Rensselaer Polytechnic Institute in 1987.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) as set forth in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for its fiscal year ended October 31, 2016 and its 2017 proxy statement filed in connection with the Company’s 2017 Annual Meeting of Shareholders.

Respectfully submitted by the Compensation Committee of the Board of Directors.

James Herbert England (Chairman)
Natica von Althann
Togo Dennis West, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the philosophy and objectives of the executive compensation program underlying the compensation which is reported in the executive compensation tables included in this Proxy Statement for the following executive officers (the “NEOs”):

•	Arthur A. Bottone, President and Chief Executive Officer (the “CEO”);

•	Michael S. Bishop, Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (the “CFO”); and

•	Anthony F. Rauseo, Senior Vice President and Chief Operating Officer (the “COO”).

The total compensation of the NEOs is reported in the Summary Compensation Table presented on page 26 of this Proxy Statement.

Highlights of the Company’s Fiscal 2016 Compensation Program

Our executive compensation program consists of three primary components: base salary, annual performance-based incentive awards, and long-term incentive compensation in the form of restricted stock awards (“RSAs”).

The Compensation Committee of the Board of Directors (the “Compensation Committee”) believes the executive compensation program for the prior fiscal year was sound and aligned to shareholder interests and therefore, made no structural changes to the compensation program for fiscal 2016. A significant portion of the target total direct compensation for key employees, including the NEOs, is performance-based and “at risk” and, as described in this Compensation Discussion and Analysis, demonstrates a transparent link between pay and performance. The following is a summary of the principal compensation actions during fiscal 2016 and the key features of our fiscal 2016 executive compensation program:

•	Base Salary – Effective January 1, 2016, Mr. Bottone’s base salary was increased from $416,326 to $428,816; Mr. Rauseo’s base salary was increased from $306,836 to $330,000; and Mr. Bishop’s base salary was increased from $278,100 to $315,000.

•	Annual Incentive Award Design – The fiscal 2016 Management Incentive Plan (“MIP”) was designed so that the annual incentive award opportunities were linked to the achievement of pre-established Company operational milestones and strategic initiatives, thereby creating a performance-based compensation opportunity consistent with shareholder interests.

•	Annual Incentive Award Payments – Pursuant to the fiscal 2016 MIP, and consistent with past practice, the maximum annual incentive award payment was capped at 125% of each NEO’s target award opportunity; the actual awards for fiscal 2016 performance (which were paid in fiscal 2017) were approved at 50% of the target award opportunities for Messrs. Bottone, Bishop and Rauseo. As explained below, the Compensation Committee believed that these payments were reasonable and appropriate even though the Company did not achieve all of the pre-established Company operational milestones and strategic initiatives for the year.

•	Long-Term Equity Incentive Awards – Long-term equity incentive awards were granted in the form of RSAs to ensure that the NEOs are focused on longer-term shareholder value creation. Messrs. Bottone, Bishop, and Rauseo were granted RSAs with grant date fair values of $661,000, $350,000 and $350,000, respectively.

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•	Stock Ownership Guidelines – We maintain minimum stock ownership guidelines and stock holding requirements applicable to the NEOs and the independent non-employee members of our Board of Directors. As of October 31, 2016, each of the NEOs satisfied the minimum stock ownership requirement. A description of this policy can be found on page 13 of this Proxy Statement.

•	Compensation Recovery Policy – We maintain a compensation recovery (“clawback”) policy that enables the Board of Directors to seek recovery of any erroneously-paid incentive compensation received by any current or former executive of the Company (who was actively employed as an executive officer of the Company on or after December 2014, the date this policy was first adopted) in the event of an accounting restatement. A description of this policy can be found on page 12 of this Proxy Statement;

•	Prohibition on Hedging and Pledging – We maintain a policy that prohibits our executives from hedging or pledging any Company securities. A description of this policy can be found on page 12 of this Proxy Statement;

•	Compensation-Related Risk Assessment – We conduct regular risk assessments of our compensation programs and practices. A description of the most recent compensation-related risk assessment can be found on page 13 of this Proxy Statement.

•	No Perquisites or Tax Gross-Ups – We do not offer our executives any perquisites, executive class benefits, or tax “gross-ups.”

•	“Double-Trigger” Change in Control Arrangements – We have established “double-trigger” change-in-control severance agreements with each of the NEOs, with a payment equal to two times base salary plus the average of the bonuses paid since the effective date of his employment agreement (for Mr. Bottone) and payments of one times base salary plus the average of the bonuses paid since their appointment as executive officers of the Company (for Messrs. Bishop and Rauseo).

Recent Shareholder Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Shareholders, our shareholders indicated their preference that we conduct a non-binding advisory vote on NEO compensation every three years, a preference which our Board of Directors subsequently approved for such votes. The next advisory vote on NEO compensation will be held at the 2017 Annual Meeting of Shareholders.

At the 2014 Annual Meeting of Shareholders, we conducted a non-binding advisory vote of shareholders on the compensation of the NEOs. Approximately 91% of the votes cast by shareholders were voted to “approve” the compensation of the NEOs.

Following the 2014 Annual Meeting of Shareholders, the Compensation Committee noted the favorable results of the advisory vote, reflecting the widespread support of our shareholders. Although none of the Compensation Committee’s subsequent actions or decisions with respect to the compensation of the NEOs were directly attributable to the results of the vote, the Compensation Committee believes that shareholder feedback on executive compensation matters should be considered as part of its deliberations and factors the result of these advisory votes, as well as other shareholder input received, into its compensation review process.

Compensation Philosophy and Objectives

The Compensation Committee is responsible for developing and reviewing executive compensation plans, policies and practices consistent with our compensation philosophy that executive compensation should be simple and directly linked to performance and our compensation objectives to ensure the attraction and retention of our executives in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of shareholders.

To achieve these objectives, our executive compensation program includes:

•	a “fixed” component, which consists of base salary, health and welfare benefits, and contributions to the 401(k) Retirement Savings plan (the “401(k) Plan”); and

•	a “variable” component, which consists of an annual performance-based incentive award (the target amount of which is based on a percentage of base salary) and a long-term equity incentive award used to align a portion of each executive’s compensation with our long-term success and the interests of shareholders.

Compensation-Setting Process

The Compensation Committee reviews the base salary, target annual incentive award, long-term equity incentive award and target total direct compensation (which represents the sum of these three components) for each of the NEOs annually. The CEO makes recommendations to the Compensation Committee for annual increases in base salary, the annual incentive award payments and long-term equity incentive awards for each of the NEOs (other than with respect to his own compensation). The Compensation Committee has the final authority to approve annual merit increases in base salary, annual incentive award payments and long-term equity incentive awards for the NEOs other than the CEO, whose compensation is approved by the independent members of the Board of Directors.

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Typically, the Compensation Committee makes any necessary adjustments to base salaries effective in January of each year. In addition, prior to the start of each fiscal year, the CEO develops the operational milestones and strategic initiatives for the year for our key employees, including the NEOs. These operational milestones and strategic initiatives represent key performance objectives which are incorporated into the MIP, which is then submitted to the Compensation Committee for consideration and approval. After the Company’s fiscal year-end financial results are available, the annual incentive award pool and individual annual incentive award payments for the NEOs for the just-completed fiscal year are approved by the Compensation Committee, except with respect to the CEO, whose annual incentive award payment is approved by the independent members of the Board of Directors.

The Compensation Committee formulates its compensation decisions for the NEOs with input from the CEO (other than with respect to his own compensation), considering such factors as each NEO’s professional experience, job scope, past performance, tenure and retention risk. The Compensation Committee also considers prior fiscal year adjustments to compensation and historical annual incentive award payments and long-term equity incentive awards. Finally, the Compensation Committee considers current market practices, based on its review of executive compensation data for comparable companies, as well as current compensation trends, to ensure that the compensation of the NEOs is both competitive and reasonable.

Since 2010, the Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm (the “Advisor”), to support its compensation planning activities. In fiscal 2016, the Advisor did not provide any other services to us and worked with management only on matters for which the Compensation Committee is responsible.

Based on its consideration of the various factors as set forth in the rules promulgated by the SEC and the listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that the work of the Advisor has not raised any conflict of interest.

Competitive Positioning

We periodically perform a competitive market analysis of our executive and director compensation programs to ensure that the total compensation packages of our executives and the non-employee members of the Board of Directors are within a reasonably competitive range. In connection with its fiscal 2016 compensation actions and decisions, the Compensation Committee considered the competitive market analysis that had been performed by the Advisor in fiscal 2015, as described below.

Competitive Market Analysis

In December 2014, the Advisor conducted a competitive market analysis that was used by the Compensation Committee in connection with its compensation decisions for fiscal 2016, as well as previously for fiscal 2015. To develop an updated compensation peer group, the Compensation Committee reviewed the executive compensation practices of a group of publicly-traded companies (the “Updated Peer Group”) based on compensation data gathered from publicly-available filings and other resources, including the Radford Global Technology Survey.

The Advisor worked with the Compensation Committee to develop the Updated Peer Group by screening an initial list of publicly-traded companies on the basis of revenue, market capitalization, total employees, growth rate and industry focus. These companies were then narrowed by identifying companies whose revenue ranged from approximately 0.5 to 2.5 times our revenue, and whose market capitalization ranged from approximately 0.3 to 3.0 times our market capitalization. The list was further refined by eliminating distressed companies and companies with headquarters outside of North America as pay practices and disclosure requirements may vary significantly from those found in the United States.

The Advisor also reviewed and considered other factors such as revenue growth, profitability, valuation (for example, market capitalization as a multiple of sales) and business model. The Updated Peer Group was selected based on the subjective evaluation of all of these factors, and consisted of the following 20 companies:

Ballard Power Systems	Fuel Systems Solutions	PowerSecure International
Bel Fuse	Hydrogenics	Rentech
Capstone Turbine	Maxwell Technologies	SL Industries
CECO Environmental	Park Electrochemical	Thermon Group Holdings
Clean Energy Fuels	Planar Systems	US Ecology
EnerNOC	Plug Power	Vicor
Enphase Energy	Power Solutions

To complete the competitive market analysis of the executive compensation program, the Advisor then blended the Updated Peer Group data with the Radford Global Technology Survey data (weighted equally) to compare the market level for each of the executive officer positions.

The Compensation Committee uses the market analysis as a reference point (or “market check”) to ensure that our executive compensation program is competitive with current market practice. In the case of each NEO, the Compensation Committee compares the overall compensation of each individual against the compensation data developed through the market analysis, if his position is sufficiently similar to the positions identified in the data to make the comparison meaningful. Ultimately, the Compensation Committee’s decisions with respect to each NEO’s total compensation, and each individual compensation component, are based in large part on its assessment of Company and individual performance as well as internal equity.

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Fixed Compensation

Base Salary

The Compensation Committee views the purpose of base salary to fairly and competitively compensate our executives, including the NEOs, with a fixed amount of cash for the jobs they perform. In addition, base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our executives. Accordingly, we seek to ensure that base salary levels are competitive and consistent with industry practices.

At the end of 2015, the Compensation Committee reviewed the base salaries of the NEOs. The Compensation Committee then evaluated the performance of the Company and these individuals, as well as their anticipated future contributions to the business, and reviewed an analysis of the competitive market as discussed in the preceding section of this Proxy Statement. As a result, the Compensation Committee approved the base salaries for the NEOs (other than the CEO) for calendar 2016 and recommended to the independent members of the Board of Directors a base salary adjustment for the CEO, which was approved by the independent members of the Board of Directors. With respect to the base salary adjustments for Messrs. Bishop and Rauseo, the Compensation Committee based their base salary increase on its evaluation of the competitive market for base salaries of individuals in similar positions at comparable companies, as well as their performance during fiscal 2015 based on an evaluation of their performance by the CEO.

Fiscal 2017 Base Salaries

At the end of 2016, the Compensation Committee, upon the recommendation of the CEO, determined to postpone the consideration of base salary adjustments for the NEOs. Base salary adjustments for all other employees were also deferred until a later date. The base salaries of the NEOs for fiscal 2016 are set forth in the Fiscal 2016 Summary Compensation Table on page 26 of this Proxy Statement.

Benefits

We offer medical and dental insurance to our executives, including the NEOs, and pay a portion of the premiums for these benefits consistent with the arrangements for non-executive employees. We also provide the NEOs and other eligible employees, at the Company’s expense, group life and accidental death and dismemberment insurance benefits; short-term and long-term disability insurance benefits; paid time off benefits and other ancillary benefits (for example, flexible spending accounts and an employee assistance program). Further, we offer a 401(k) Plan to our employees, including the NEOs.

Contributions to the 401(k) Plan are limited to an annual maximum amount as determined by the Internal Revenue Service. Effective January 1, 2015, the Compensation Committee approved a matching contribution equal to 25% of the first 8% of elective salary deferrals, not to exceed 2.0% of eligible earnings. Participants are not permitted to receive or purchase shares of the Company’s common stock through the 401(k) Plan. The Company’s contributions to the retirement savings accounts of the NEOs for fiscal 2016 are set forth in the Summary Compensation Table on page [__] of this Proxy Statement.

Based on our philosophy that the executive compensation program should be simple and directly linked to performance, the compensation program for the NEOs does not include any of the following pay practices:

•	Supplemental executive retirement benefits;

•	Supplemental health or insurance benefits; or

•	Perquisites or other personal benefits.

Variable Compensation

All executives and salaried exempt employees, including the NEOs, are eligible to participate in the MIP, an annual performance-based incentive plan, which is intended to motivate their performance in the achievement of the Company’s business objectives. The Compensation Committee periodically reviews and determines the target annual incentive award opportunities (expressed as a percentage of base salary) under the MIP. The target annual incentive award opportunities for each NEO (expressed as a percentage of base salary) were established in 2011 at 90% for Mr. Bottone and 50% for each of the other NEOs, based on an assessment of the competitive market performed by the Advisor at that time. These target award opportunities remained unchanged in fiscal 2016.

The Compensation Committee considers the recommendations of the CEO with respect to the actual annual incentive award payments to be made to the MIP participants including the NEOs (other than his own award). The individual award payments reflect (i) an individual’s target annual incentive award opportunity, (ii) our performance against a set of pre-established Company operational milestones; (iii) our performance against a set of pre-established Company strategic initiatives; and (iv) adjustments for individual performance (in the case of all other MIP participants except the NEOs).

The annual incentive award payments for the NEOs are based on a review of actual performance against the Company operational milestones (which represent 75% of their target annual incentive award opportunity) and the Company strategic initiatives (which represent the remaining 25% of their target annual incentive award opportunity). If actual performance falls below the threshold level of 50% for any of the operational milestones, the milestone may be scored at zero. If the Company’s overall performance with respect to the operational milestones falls substantially below the threshold level of 50%, then awards may not be paid. The Compensation Committee retains the right to exercise its discretion to adjust the size of potential award payments as it deems appropriate to take into account factors that enhance or detract from results achieved relative to the Company operational milestones and strategic initiatives. In this way, the Compensation Committee does not confine itself to a

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purely quantitative approach and retains discretion in determining award payments based on its review and assessment of results for the fiscal year. The Compensation Committee believes that linking the annual incentive awards for the NEOs to Company operational milestones and strategic initiatives creates a performance-based compensation opportunity that furthers shareholder interests.

Fiscal 2016 Management Incentive Plan

For fiscal 2016, the overall design of the MIP remained unchanged from fiscal 2015, except for the Company operational milestones and strategic initiatives.

Fiscal 2016 Operational Milestones

The pre-established Company operational milestones for fiscal 2016 (and their respective weighting) involved:

1)	achieving a specified level of total revenue for the fiscal year (20%);

2)	securing new orders (30%);

3)	achieving a specified gross margin for the fiscal year (20%);

4)	achieving “breakeven” EBITDA in at least one fiscal quarter (15%); and

5)	enhancing fleet performance (15%).

The Compensation Committee developed target performance levels for each of these milestones that were consistent with our annual operating plan for fiscal 2016.

Fiscal 2016 Strategic Initiatives

The pre-established Company strategic initiatives for fiscal 2016 (which were equally weighted) involved:

a)	developing a new strategic partner;

b)	completing the financing of certain projects;

c)	executing on specified regulatory initiatives;

d)	growing the Advanced Technology business;

e)	executing the High Efficiency Fuel Cell program; and

f)	completing the next phase of expansion of our manufacturing facility.

To accomplish the Company operational milestones and strategic initiatives for fiscal 2016, the management team, including the NEOs, was required to achieve target performance levels which were challenging, but achievable with diligent efforts throughout the year.

Under the 2016 MIP, performance against each of the Company operational milestones was evaluated based on a range of pre-established performance levels to obtain scores ranging from 0% to a maximum of 125%.

Performance Results for Fiscal 2016

With respect to the fiscal 2016 Company operational milestones, the Compensation Committee determined that we had achieved 100% of milestone (5) and 50% of milestone (2). We did not achieve milestones (1), (3), or (4).

Comparing the Company’s actual performance against the range of pre-established target levels for these milestones, the Compensation Committee calculated a weighted score for each milestone, the sum of which yielded a total weighted score. The Company’s overall performance with respect to the operational milestones for fiscal 2016 resulted in a calculated aggregate weighted score of 30%.

With respect to the fiscal 2016 Company strategic initiatives, the Compensation Committee determined that we had fully achieved initiatives (a), (b), (e) and (f) and 75% of initiatives (c) and (d).

Comparing the Company’s actual performance against the pre-established target objectives for these initiatives, the Compensation Committee calculated a weighted score for each strategic initiative, the sum of which yielded a total weighted score. Our overall performance with respect to the strategic initiatives for fiscal 2016 resulted in a calculated weighted score of 92%.

Applying the relative weighting of each performance category (75% for the operational milestones and 25% for the strategic initiatives), the Compensation Committee determined that the blended annual incentive award payment percentage was equal to 46% of the target award levels, which it then rounded to 50%.

Annual Incentive Award Payments for Fiscal 2016

After evaluating the NEOs’ overall performance for the year, as well as the recommendations of our CEO, the Compensation Committee approved annual incentive award payments for the NEOs (other than our CEO) for fiscal 2016 at 50% of the target award opportunities. The Compensation Committee also recommended, and the independent members of the Board of Directors approved, an annual incentive award payment at 50% of the target award opportunity for the CEO.

As a result, the independent members of the Board of Directors (in the case of the CEO) and the Compensation Committee determined to pay Mr. Bottone an annual incentive award in the amount of $192,967, to pay Mr. Bishop an annual incentive award in the amount of $78,750, and to pay Mr. Rauseo an annual incentive award in the amount of $82,500.

The annual incentive award payments for the NEOs for fiscal 2016 are set forth in the Fiscal 2016 Summary Compensation Table on page 26 of this Proxy Statement.

Fiscal 2017 Management Incentive Plan

For fiscal 2017, the Compensation Committee has decided to maintain the overall design of the MIP consistent with prior years. Company operational milestones and strategic initiatives have been updated to further advance our business. The pre-established Company operational milestones for fiscal 2017 (and their respective weighting) are as follows: (1) achieving specified total revenue for the fiscal year (20%); (2) securing new orders (30%); (3) achieving a specified gross margin (20%); (4) reducing operating expenses; (15%); and (5) enhancing fleet performance (15%). The Compensation Committee has developed target performance levels for each of these milestones that are consistent with the fiscal 2017 annual operating plan.

The Compensation Committee has also established strategic initiatives for fiscal 2017 applicable to all participants including the NEOs. The pre-established Company strategic initiatives for fiscal 2017 are as follows: (a) developing a new strategic partner; (b) executing on specified regulatory initiatives; (c) growing the Advanced Technology business; (d) launching the next generation fuel cell product; and, (e) completing construction of our expanded manufacturing facility.

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Long-Term Equity Incentive Compensation

Each of the NEOs is eligible to receive long-term equity incentive awards under the 2010 Amended and Restated Equity Incentive Plan (the “EIP”). These awards are intended to align a significant portion of the NEOs’ compensation with shareholders’ interests and the long-term success of the Company by providing a direct link to future earnings potential and the market value of our common stock.

The Compensation Committee, in determining the long-term equity incentive awards to be granted to our executives, including the NEOs, considers relevant competitive market data as well as the recommendations of the CEO and other factors such as the individual’s job scope, past performance, expected future contributions, tenure and retention risk. The Compensation Committee approves all long-term equity incentive awards for the NEOs, except for awards to the CEO whose award is approved by the independent members of the Board of Directors.

Since 2009, the Compensation Committee has granted (or, in the case of the CEO, recommended the grant of) RSAs to key U.S. employees, including the NEOs, and restricted stock unit awards (“RSUs”) to certain international employees. These awards vest over four years at a rate of 25% per year beginning on the first anniversary of the date of grant.

In April 2016, the Compensation Committee considered and approved the recommendations of the CEO for the long-term equity incentive awards for our executives (including the NEOs (other than his own award)). In addition, the Compensation Committee considered and recommended to the independent members of the Board of Directors a long-term equity incentive award for the CEO. Its decisions (and, in the case of the CEO, its recommendation) were based on the factors described above, as well as the Company’s overall performance for fiscal 2015 and its retention objectives. Accordingly, the following long-term equity incentive awards were granted to the NEOs on April 7, 2016:

•	An RSA for 102,640 shares of our common stock with a grant date fair value of $661,000 was granted to Mr. Bottone;

•	An RSA for 54,348 shares of our common stock with a grant date fair value of $350,000 was granted to Mr. Bishop; and

•	An RSA for 54,348 shares of our common stock with a grant date fair value of $350,000 was granted to Mr. Rauseo.

The number of shares of our common stock subject to each RSA granted to each of the NEOs was based on the dollar value of the award approved for each individual by the Compensation Committee (or, in the case of the CEO, the independent members of the Board of Directors) divided by the closing market price of the Company’s common stock on the date of grant.

The long-term equity incentive awards granted to the NEOs in fiscal 2016 are set forth in the Fiscal 2016 Summary Compensation Table and the Fiscal 2016 Grants of Plan-Based Awards Table on page 26 of this Proxy Statement.

Equity Award Grant Policy

The Compensation Committee does not re-price and has not re-priced options to purchase shares of the Company’s common stock, consistent with the EIP, which prohibits re-pricing of equity awards without shareholder approval. The grant date for each long-term equity incentive award is based on the date the award is approved by the Compensation Committee or the independent members of the Board of Directors, as applicable. Options to purchase shares of the Company’s common stock are granted with an exercise price equal to the closing market price of the Company’s common stock on the date of grant.

In addition, our Equity Award Grant Policy which was amended in December 2015, includes the following key provisions: a) all equity awards with a fair market value of more than $40,000 must be submitted to the Compensation Committee for approval; b) all equity awards granted to executives at the level of vice president (or above) must be submitted to the Compensation Committee for approval; c) all equity awards granted to senior managers are limited to a maximum fair market value of $40,000; and d) all equity awards granted to executives at the level of vice president are limited to a maximum fair market value of $100,000.

Other Compensation Policies

Compensation Recovery Policy

We maintain a compensation recovery (“clawback”) policy. A description of this policy can be found on page 20 of this Proxy Statement under “Corporate Governance”.

Anti-Hedging Policy

A description of our Anti-Hedging Policy can be found on page 20 of this Proxy Statement under “Corporate Governance”.

Stock Ownership Guidelines

We maintain a minimum stock ownership policy. A description of this policy can be found on page 20 of this Proxy Statement under “Corporate Governance”.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for a taxable year for compensation in excess of $1 million paid to its chief executive officer or each of the other three most highly compensated executive officers (not including the chief financial officer) who are employed by the company as of the end of the year. Qualifying “performance-based compensation” is not subject to the deduction limitation if specified requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) on the components of our executive compensation program. The Compensation Committee reserves the discretion to grant or pay compensation that is not tax deductible as a result of the application of Section 162(m) if it believes that doing so is in the best interests of the Company and its shareholders.

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We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 for all stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the aggregate grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

In connection with its annual review of the executive compensation program, the Compensation Committee considers whether any aspects of the program encourage unnecessary or excessive risk-taking. To determine the level of risk arising from our compensation policies and practices, we periodically conduct a compensation-related risk assessment and evaluation under the oversight of the Compensation Committee. This assessment examines the compensation programs applicable to all of our employees, including, but not limited to, the NEOs. The most recent compensation risk assessment was conducted in November 2016 and since then there have been no substantive changes to our compensation programs or practices.

Based on our most recent review, the Compensation Committee has determined that the executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following:

•	Base salaries, which represent fixed compensation, do not encourage excessive risk-taking.

•	Annual incentive awards are capped at 125% of the target award opportunities and if actual performance falls below the threshold level of 50%, awards may not be paid. Moreover, the annual incentive award opportunity represents approximately 15 to 20% of each NEO’s target total compensation package and, thus, is not likely to lead to excessive risk-taking. The Compensation Committee believes that the annual incentive award program is based on balanced, quantitative performance measures that promote disciplined progress towards longer-term goals and, as such, are well-aligned with the business strategy and shareholder interests.

•	The long-term equity incentive awards granted to our executives help to align their interests with those of shareholders. The Compensation Committee has identified a number of factors that discourage excessive risk-taking including: the relative size of the awards as compared to each executive’s target total compensation opportunity; the minimum vesting requirements for awards; and our policy which prohibits hedging transactions involving shares of the Company’s common stock and prevents our executives from insulating themselves from the effects of poor stock price performance. The Compensation Committee also noted that these awards do not encourage excessive-risk taking since their ultimate value is tied to the Company’s stock price, and they are granted on a staggered basis, subject to long-term vesting schedules, which help ensure that our executives have significant value tied to long-term stock price performance.

We also grant equity awards to a significant number of employees. Like the equity awards granted to our executives, the relative size of these awards is modest compared to each employee’s target total compensation opportunity; all awards are subject to minimum vesting requirements; and, our policy which prohibits hedging transactions involving shares of the Company’s common stock is applicable to all grantees.

Further, the EIP, which governs the terms of such awards, includes several provisions designed to mitigate risk and protect shareholder interests, including, but not limited to, the following:

•	Options to purchase shares of the Company’s common stock and stock appreciation rights for shares of our common stock may not have an exercise or strike price that is less than the fair market value of the Company’s common stock on the date of grant;

•	The EIP requires a minimum period for ratable vesting of options, stock appreciation rights and restricted stock awards of three years(1) for all time-based awards not granted to members of the Board of Directors and one year for all performance-based awards, to the extent such awards may be paid in shares of the Company’s common stock;

•	The minimum period for vesting is subject to the discretion of the Compensation Committee under certain circumstances (for example, retirement, death, disability);

•	Material amendments of the EIP require shareholder approval;

•	The EIP is administered by an independent committee of the Board of Directors; and

•	Our Equity Award Grant Policy imposes limits on the number of shares of our common stock that can be granted to any employee.

The Compensation Committee has also reviewed the compensation programs for employees generally and has determined that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

(1)	The actual vesting period for long-term equity incentive awards granted to our employees, including NEOs is four years.

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FISCAL 2016 SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by or paid to the NEOs for the fiscal years ended October 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Arthur A. Bottone	2016	426,414	—	661,000	192,967	4,026	1,284,406
President	2015	413,994	—	661,000	187,347	4,083	1,266,424
& Chief Executive Officer	2014	401,931	—	375,000	200,079	2,016	979,026
Michael S. Bishop	2016	307,904	—	350,000	78,750	4,255	740,909
Senior Vice President,	2015	276,542	—	250,000	83,430	3,994	613,966
Chief Financial Officer, Corporate Secretary & Treasurer	2014	267,346	—	225,000	94,500	2,674	589,520
Anthony F. Rauseo	2016	325,546	—	350,000	82,500	5,873	763,919
Senior Vice President	2015	305,119	—	250,000	92,051	5,530	652,700
& Chief Operating Officer	2014	296,223	—	275,000	104,200	2,629	678,052

(1)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards, respectively, granted during each of the fiscal years 2016, 2015 and 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”). These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see the discussion of stock awards contained in Note 14 of Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended October 31, 2016.

(2)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the value of the annual incentive award payment earned by each NEO for fiscal years 2016, 2015, and 2014, respectively, under our Management Incentive Plan. The amounts reported for fiscal years 2016, 2015 and 2014 were paid in cash.

(3)	The amounts reported in the “All Other Compensation” column represent the aggregate Company contributions to the accounts of the NEOs for fiscal 2016, 2015 and 2014 under our Section 401(k) Retirement Savings plan, a tax-qualified defined contribution plan.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents, for each of the NEOs, information with respect to the awards under the fiscal 2016 Management Incentive Plan and grants of long-term equity incentive awards made to the NEOs in fiscal 2016.

	Estimated Future Payouts Under Non-Equity				All Other
	Incentive Plan Awards(1)				Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Bottone
Annual Incentive Award for Fiscal 2016	—	192,967	385,934	482,418	—	—
Restricted Stock Award	4/7/2016	—	—	—	102,640	661,000
Mr. Bishop
Annual Incentive Award for Fiscal 2016	—	78,750	157,500	196,875	—	—
Restricted Stock Award	4/7/2016	—	—	—	54,348	350,000
Mr. Rauseo
Annual Incentive Award for Fiscal 2016	—	82,500	165,000	206,250	—	—
Restricted Stock Award	4/7/2016	—	—	—	54,348	350,000

(1)	The amount earned with respect to the fiscal 2016 annual incentive awards is reported in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. The amounts reported in the threshold, target and maximum columns reflect the range of potential payments for fiscal 2016 that could have been made under the Management Incentive Plan in accordance with the performance measures established by the Compensation Committee. Threshold amounts represent the minimum amount payable of 50% of the Target Annual Incentive Award for each NEO. If actual performance falls below the minimum level required, then payment of an award is at the discretion of the Compensation Committee and could be zero. “Target” amounts assume achievement of 100% of our performance objectives for the fiscal year. The “maximum” amounts shown represent theoretical maximum payments that could be made, however payout at the maximum has never been attained. For more information, see the explanation in the Compensation Discussion and Analysis under the sub-heading “Variable Compensation”.

(2)	Restricted Stock Awards – Amounts reported in the “All Other Stock Awards” column represent the number of restricted shares granted to each NEO under the 2010 Amended and Restated Equity Incentive Plan. The amount of restricted shares was determined based upon the dollar value, as determined by the Compensation Committee, to be awarded to each NEO divided by the closing market price of our common stock on the date of grant.

(3)	Reflects grant date fair value of the restricted stock awards, calculated in accordance with Topic 718 and utilizing the assumptions discussed in Note 14 to our consolidated financial statements for the year ended October 31, 2016.

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NARRATIVE ACCOMPANYING GRANTS OF PLAN-BASED AWARDS TABLE

The restricted stock awards granted to the NEOs in fiscal 2016 as reflected in the Grants of Plan-Based Awards Table were granted pursuant to the 2010 Amended and Restated Equity Incentive Plan. These awards were made on the same terms as the awards granted to all other eligible employees. The material terms and conditions of these awards are as follows:

•	Each award vests over four years at a rate of 25% per year beginning on the first anniversary of the date of grant;

•	The Board of Directors may determine the effect on an award of the disability, death, retirement or other termination of employment of a NEO and the extent to which, and the period during which, the NEO’s legal representative, guardian or designated beneficiary may receive payment of an award or exercise rights thereunder; and

•	The value of each award is based upon the number of shares of the Company’s common stock that could be purchased at the closing market price of the Company’s common stock on the date of grant and was calculated in accordance with Topic 718.

For further information on the restricted stock awards included in the Grants of Plan Based Award Table, refer to the discussion of Long-Term Equity Incentive Compensation on page [__] of this Proxy Statement.

FISCAL 2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table presents for each of the Named Executive Officers, information with respect to the outstanding equity awards held at October 31, 2016.

	Option Awards					Stock Awards
	Number of	Number of					Number of
	Securities	Securities					Shares	Market Value
	Underlying	Underlying				Stock	or Units of	of Shares or
	Unexercised	Unexercised	Option		Option	Award	Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Option	Expiration	Grant	That Have	That Have Not
Name	Exercisable(1)	Un-exercisable	Price ($)(2)	Grant Date	Date	Date(3)	Not Vested (#)	Vested ($)(4)
Arthur A. Bottone						3/28/2013	7,978	26,726
						3/27/2014	6,456	21,627
						4/02/2015	32,529	108,972
						4/07/2016	102,640	343,844
Michael S. Bishop	1,059	—	83.88	2/05/2007	2/05/2017
	1,417	—	104.88	1/30/2008	1/30/2018
						3/28/2013	3,643	12,204
						3/27/2014	3,874	12,978
						4/02/2015	12,304	41,218
						4/07/2016	54,348	182,066
Anthony F. Rauseo	2,001	—	83.88	2/05/2007	2/05/2017
	2,001	—	104.88	1/30/2008	1/30/2018
						3/28/2013	4,631	15,514
						3/27/2014	4,734	15,859
						4/02/2015	12,304	41,218
						4/07/2016	54,348	182,066
(1)	Options to purchase shares of our common stock vest at a rate of 25% per year beginning on the first anniversary of the date of grant.
(2)	The option exercise price is 100% of the closing market price of our common stock on the date of grant as reported on the Nasdaq Stock Market.
(3)	Restricted stock awards vest at a rate of 25% per year beginning on the first anniversary of the date of grant.
(4)	The fair market value of unvested restricted stock awards is based on the per share closing market price of our common stock on October 31, 2016, which was $3.35.

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FISCAL 2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents, for each of the NEOs, the number of shares of our common stock acquired upon the vesting of restricted stock awards during fiscal 2016, and the aggregate value realized upon the vesting of such awards. There were no options to purchase shares of our common stock exercised by any of the NEOs during fiscal 2016. For purposes of this table, the value realized is based upon the fair market value of our common stock on each vesting date.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)		on Vesting ($)(2)
Mr. Bottone	N/A	N/A	27,911	(3)	185,500
Mr. Bishop	N/A	N/A	12,358	(4)	82,255
Mr. Rauseo	N/A	N/A	14,504	(5)	96,623
(1)	Represents the gross number of shares acquired and value received on the vesting of restricted stock awards, without reduction for the number of shares withheld to pay applicable withholding taxes. Shares and value net of withholding are discussed in the following footnotes.
(2)	The amount reported in the “Value Realized on Vesting” column is computed by multiplying the number of shares of our common stock that vested by the closing market price of our common stock on the applicable vesting date.
(3)	Represents the vesting of the first tranche (25%) of Mr. Bottone’s April 2, 2015 award of 43,373 shares of restricted stock; the vesting of the second tranche (25%) of his March 27, 2014 award of 12,913 shares of restricted stock; the vesting of the third tranche (25%) of his March 28, 2013 award of 31,915 shares of restricted stock; and, the vesting of the fourth tranche (25%) of his April 5, 2012 award of 23,438 shares of restricted stock, in accordance with the terms of each award.
(4)	Represents the vesting of the first tranche (25%) of Mr. Bishop’s April 2, 2015 award of 16,405 shares of restricted stock; the vesting of the second tranche (25%) of his March 27, 2014 award of 7,748 shares of restricted stock; the vesting of the third tranche (25%) of his March 28, 2013 award of 14,575 shares of restricted stock; and, the vesting of the fourth tranche (25%) of his April 5, 2012 award of 10,703 shares of restricted stock, in accordance with the terms of each award.
(5)	Represents the vesting of the first tranche (25%) of Mr. Rauseo’s April 2, 2015 award of 16,405 shares of restricted stock; the vesting of the second tranche (25%) of his March 27, 2014 award of 9,470 shares of restricted stock; the vesting of the third tranche (25%) of his March 28, 2013 award of 18,528 shares of restricted stock; and, the vesting of the fourth tranche (25%) of his April 5, 2012 award of 13,607 shares of restricted stock, in accordance with the terms of each award.

Employment Agreements and Change of Control and Severance

Each of the NEOs have employment agreements with the Company, under which they are eligible to receive certain severance payments and benefits in connection with a termination of employment under various circumstances, including following a change of control of the Company.

In reporting the estimated potential payments and benefits payable to each NEO in the event of termination of employment as of October 31, 2016, we assumed the terms of these agreements were applicable. The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of the Company’s common stock. In addition, although we have entered into written arrangements to provide severance payments and benefits to the NEOs in connection with a termination of employment under particular circumstances, we may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing agreements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously-vested options to purchase shares of the Company’s common stock that he held. For more information about the NEOs’ outstanding equity awards as of October 31, 2016, see the “Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table.”

In addition to the severance payments and benefits described in each NEO’s individual employment agreement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Mr. Bottone

On February 8, 2011, we entered into an employment agreement (the “Agreement”) with Mr. Bottone upon his promotion to President and Chief Executive Officer, which was subsequently amended effective as of January 1, 2012. The Agreement specifies the reasons pursuant to which his employment may be terminated by the Board of Directors and provides him with certain compensation and benefits upon termination of employment (including in connection with a change in control of the Company). We believe that these provisions help ensure the Company’s long-term success. The Agreement also sets forth the terms and conditions of employment for Mr. Bottone including his initial base salary, which is to be reviewed at least annually by the Board of Directors, and target annual incentive award opportunity. Mr. Bottone is also eligible to participate in the insurance plans and other employee benefits as may be generally available to our other employees. The Agreement contains non-disclosure provisions that apply indefinitely and prohibits Mr. Bottone from competing with the Company and from soliciting the Company’s employees, in each case, during the term of his employment and for a period of two years thereafter.

In the event Mr. Bottone’s employment is terminated by the Company without cause or he resigns for good reason, (as defined in his Agreement), subject to his execution of a general release of claims against the Company, he is eligible to receive a severance payment in an amount equal to two times (i) his then-current annual base salary as of the date of termination plus (ii) the average of the bonuses paid to him since the effective date of his employment agreement, as well as payment for continued health insurance for 12 months (or 18 months if the termination (without cause or

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for good reason) occurs in connection with a change in control of the Company). In the event of termination of Mr. Bottone’s employment by the Company for any other reason (including death or disability), we will only pay Mr. Bottone any base salary and vacation accrued but as yet unpaid on the effective date of such termination and any vested and accrued benefits under our employee benefit plans. Mr. Bottone’s outstanding and unvested options to purchase shares of the Company’s common stock and restricted stock awards accelerate and immediately vest upon a change of control of the Company. Mr. Bottone’s Agreement provides that if he receives any payments in connection with a change of control of the Company that would constitute excess parachute payments that are subject to excise taxes under Section 4999 of the Internal Revenue Code, (i) if such payments do not exceed four times his base amount (as defined in Section 280G of the Internal Revenue Code) then such payments will be reduced to an amount that would not trigger any excise taxes and (ii) if such payments exceed four times his base amount and he is subject to excise taxes, the Company will provide a tax gross up payment for all income and excise taxes such that Mr. Bottone receives a net amount equal to such payments.

The following table sets forth the potential (estimated) payments and benefits to which Mr. Bottone would be eligible to receive upon termination of employment (including in connection with a change in control of the Company), as specified under the Agreement assuming that the triggering event described below occurred on October 31, 2016.

POTENTIAL PAYMENTS AND BENEFITS UPON A TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL OF THE COMPANY FOR MR. BOTTONE

	Termination without		Following Change
	Cause or Resignation	Death or	in Control of
	for Good Reason	Disability	the Company
Executive Payments and Benefits(1)	($)(2)	($)(2)	($)(2)
Accelerated vesting:
Stock options(3)	N/A	N/A	N/A
Restricted Shares(3)(4)	N/A	N/A	501,170
Payment for annual incentive award	—	—	—
Continued Health Insurance Premiums(5)	26,453	—	39,679
Severance payment(6)	1,268,369	—	1,268,369
TOTAL	1,294,822	—	1,809,218
(1)	For purposes of this analysis, we have assumed that Mr. Bottone’s compensation is as follows: a base salary equal to $428,816, annual incentive award payments paid for fiscal 2011 in the amount of $161,500, for fiscal 2012 in the amount of $230,706, for fiscal 2013 in the amount of $247,212, for fiscal 2014 in the amount of $200,079, and for fiscal 2015 in the amount of $187,347, and outstanding restricted stock awards as reflected in the Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table, on page 27 of this Proxy Statement. These amounts reflect the terms of his compensation arrangements as approved by the independent members of the Board of Directors, effective January 1, 2012.
(2)	Assumes Mr. Bottone’s date of termination of employment was October 31, 2016. The market price of the Company’s common stock on October 31, 2016 was $3.35 per share. In addition, we have assumed that the total payments and benefits to Mr. Bottone in connection with a change in control of the Company would not require any reduction and would not trigger any excise taxes under Section 4999 of the Internal Revenue Code, and therefore, no tax gross up payment is due to Mr. Bottone.
(3)	Mr. Bottone’s employment agreement provides for accelerated vesting of his outstanding and unvested options to purchase shares of the Company’s common stock and restricted stock awards upon a change in control of the Company. Assuming a change in control occurred on October 31, 2016, Mr. Bottone would receive accelerated vesting of 141,625 shares of restricted stock. As of October 31, 2016, Mr. Bottone had no options to purchase shares of our common stock outstanding.
(4)	The value of the restricted stock awards on October 31, 2016 is based on 141,625 shares outstanding at $3.35 per share that had not vested.
(5)	Mr. Bottone is eligible to receive payment of continued health insurance for a period of 12 months upon termination of employment without cause or resignation for good reason and 18 months if termination of employment without cause or resignation for good reason occurs in connection with a change in control of the Company. The value of continued health insurance is based on the medical and dental insurance rates in effect for all employees of the Company as of October 31, 2016.
(6)	Mr. Bottone is eligible to receive a severance payment equal to two times (i) his base salary plus (ii) a bonus payment for the severance period equal to the average of the bonuses awarded to him since his appointment as our President and Chief Executive Officer.

Messrs. Bishop and Rauseo

Effective January 1, 2012, we entered into employment agreements (the “Agreements”) with Messrs. Bishop and Rauseo which specify the reasons pursuant to which their employment may be terminated and provide them with certain compensation and benefits upon termination of employment (including in connection with a change in control of the Company). We believe that these provisions help ensure the Company’s long-term success. The Agreements set forth the terms and conditions of their employment including the initial annual base salary and target annual incentive award opportunity, which is equal to 50% of base salary and payable in accordance with the terms of the Management Incentive Plan described on page [__] of this Proxy Statement. Messrs. Bishop and Rauseo are also eligible to participate in insurance plans and other employee benefits as may be generally available to our other employees.

In the event Messrs. Bishop or Rauseo’s employment is terminated by the Company without cause, or either resigns for “good reason” (as defined in his Agreement), each is eligible to receive a severance payment in an amount equal to six months of his then-current annual base salary as of the date of termination, as well as payment for continued health insurance for 6 months. In the event that either Mr. Bishop or Mr. Rauseo is terminated by the Company without cause or resigns for good reason in connection with a change in control of the Company, each of their outstanding and unvested options to purchase shares of our common stock and restricted stock awards accelerate and immediately vest; in addition, they are each eligible to receive a severance payment in an amount equal to one year of their base salary as of the date of termination plus the average of the bonuses paid to them since their appointment as executive officers of the Company as well

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as payment for continued health insurance for 12 months. In the event of termination of their employment by the Company for any other reason (including death or disability) we will only pay each of them any base salary and vacation accrued but as yet unpaid as of the effective date of such termination.

The following tables set forth the potential (estimated) payments and benefits to which Messrs. Bishop and Rauseo would be eligible to receive upon termination of employment (including in connection with a change in control of the Company), as specified under the Agreements assuming that the triggering event described below occurred on October 31, 2016.

POTENTIAL PAYMENTS AND BENEFITS UPON A TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL OF THE COMPANY FOR MR. BISHOP

	Termination without		Following Change
	Cause or Resignation	Death or	in Control of the
	for Good Reason	Disability	Company
Executive Payments and Benefits(1)	($)(2)	($)(2)	($)(2)
Accelerated vesting:
Stock options(3)	N/A	N/A	N/A
Restricted Shares(3)(4)	N/A	N/A	248,466
Payment for annual incentive award	—	—	—
Continued Health Insurance Premiums(5)	13,226	—	26,453
Severance payment(6)	157,500	—	396,457
TOTAL	170,726	—	671,376
(1)	For purposes of this analysis, we have assumed that Mr. Bishop’s compensation is as follows: a base salary equal to $315,000, annual incentive award payments paid for fiscal 2011 in the amount of $59,850, for fiscal 2012 in the amount of $79,835, for fiscal 2013 in the amount of $89,670, for fiscal 2014 in the amount of $94,500, and for fiscal 2015 in the amount of $83,430, and outstanding restricted stock awards as reflected in the Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table, on page 27 of this Proxy Statement. These amounts reflect the terms of his compensation arrangements as approved by the Compensation Committee, effective January 1, 2012.
(2)	Assumes Mr. Bishop’s date of termination of employment was October 31, 2016. The market price of our common stock on October 31, 2016 was $3.35 per share.
(3)	Assuming termination of employment without cause or resignation for good reason in connection with a change in control of the Company, Mr. Bishop is to receive accelerated vesting of his outstanding and unvested options to purchase shares of our common stock and restricted stock awards. As of October 31, 2016, Mr. Bishop held 74,169 unvested shares of restricted stock and all of Mr. Bishop’s options to purchase shares of our common stock held were fully vested and “out-of-the-money.”
(4)	The value of the restricted stock awards on October 31, 2016 is based on 74,169 shares at $3.35 per share that had not vested.
(5)	Mr. Bishop is eligible to receive payment of continued health insurance for a period of six months in the event his employment is terminated without cause or he resigns for good reason and 12 months if his employment is terminated without cause or he resigns for good reason in connection with a change in control of the Company. The value of continued health insurance is based on the medical and dental insurance rates in effect for all employees of the Company as of October 31, 2016.
(6)	In the event Mr. Bishop’s employment is terminated without cause or he resigns for good reason, he is eligible to receive a severance payment equal to six months of his base salary; in the event his employment is terminated without cause or he resigns for good reason in connection with a change in control of the Company, he is eligible for 12 months of his base salary plus a bonus payment for the Severance Period equal to the average of the bonuses awarded to him since his appointment as our Chief Financial Officer.

POTENTIAL PAYMENTS AND BENEFITS UPON A TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL OF THE COMPANY FOR MR. RAUSEO

	Termination without		Following Change
	Cause or Resignation	Death or	in Control of
	for Good Reason	Disability	the Company
Executive Payments and Benefits(1)	($)(2)	($)(2)	($)(2)
Accelerated vesting:
Stock options(3)	N/A	N/A	N/A
Restricted Shares(3)(4)	N/A	N/A	254,657
Payment for annual incentive award	—	—	—
Continued Health Insurance Premiums(5)	8,691	—	17,381
Severance payment(6)	165,000	—	423,157
TOTAL	173,691	—	695,195
(1)	For purposes of this analysis, we have assumed that Mr. Rauseo’s compensation is as follows: a base salary equal to $330,000, annual incentive award payments paid for fiscal 2011 in the amount of $74,100, for fiscal 2012 in the amount of $94,220, for fiscal 2013 in the amount of $101,213, for fiscal 2014 in the amount of $104,200, and for fiscal 2015 in the amount of $92,051, and outstanding restricted stock awards as reflected in the Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End Table, on page 27 of this Proxy Statement. These amounts reflect the terms of his compensation package approved by the Compensation Committee, effective January 1, 2012.
(2)	Assumes Mr. Rauseo’s date of termination of employment was October 31, 2016. The market price of our common stock on October 31, 2016 was $3.35 per share.
(3)	Assuming termination without cause or resignation for good reason in connection with a change in control of the Company, Mr. Rauseo is to receive accelerated vesting of his outstanding and unvested options to purchase shares of our common stock and restricted stock awards upon a change in control of the Company. As of October 31, 2016, Mr. Rauseo held 76,017 unvested shares of restricted stock and all of Mr. Rauseo’s options to purchase shares of our common stock were fully vested and “out-of-the-money.”
(4)	The value of the restricted stock awards on October 31, 2016 is based on 76,017 shares at $3.35 per share that had not vested.
(5)	Mr. Rauseo is eligible to receive payment of continued health insurance for a period of six months in the event his employment is terminated without cause or he resigns for good reason and 12 months if his employment is terminated without cause or he resigns for good reason in connection with a change in control of the Company. The value of continued health insurance is based on the medical and dental insurance rates in effect for all employees of the Company as of October 31, 2016.
(6)	In the event Mr. Rauseo’s employment is terminated without cause or he resigns for good reason, he is eligible to receive a severance payment equal to six months of his base salary; in the event his employment is terminated without cause or he resigns for good reason in connection with a change in control of the Company, he is eligible for 12 months of his base salary plus a bonus payment for the Severance Period equal to the average of the bonuses awarded to him since his appointment as our Chief Operating Officer.

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DIRECTOR COMPENSATION

Director Compensation

The Board of Directors periodically reviews director compensation. In recommending the current director compensation program to our Board of Directors, the Compensation Committee was guided by the following principles: compensation should fairly pay the non-employee directors, compensation should align the interests of our non-employee directors with the long-term interests of shareholders and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

The compensation of the non-employee directors includes both cash and equity. Our non-employee directors receive an annual retainer and committee member and chair fees. They may elect to receive these fees in cash, shares of the Company’s common stock or options to purchase shares of our common stock. In addition, the non-employee directors also receive an annual long-term equity incentive award. The following is a description of the components of the director compensation program during fiscal 2016.

NEW BOARD MEMBERS

Upon election to the Board of Directors, a non-employee director has historically been granted a non-qualified option to purchase 3,333 shares of the Company’s common stock. The value of each award is based upon the closing market price of the Company’s common stock on the date of grant.

ANNUAL DIRECTOR COMPENSATION

The standard fee arrangements for the non-employee directors include:

•	a retainer of $30,000 per year for service as a director; and

•	committee fees based upon the expected number of meetings and level of activity during the year.

Non-Chair committee fees are $5,000 for the first committee of which a non-employee director is a member and $2,500 for each additional committee of which he or she is a member.

Chair committee fees are $12,500 for the Compensation, Audit and Finance, Executive, and Nominating and Corporate Governance Committees.

The non-employee Chairman of the Board receives a fee of $20,000 annually.

In addition to the fees described above, the non-employee directors receive a long-term equity incentive award valued at $28,000 per year, which may be delivered in the form of shares of the Company’s common stock or an option to purchase shares of our common stock (at the election of the director). These awards vest over the course of the twelve-month service period commencing with the date of the annual shareholder meeting.

If a non-employee director chooses to receive his long-term equity incentive award or his director fees in the form of an option to purchase shares of the Company’s common stock, the total number of shares of common stock subject to the option is based on a Black-Scholes calculation as determined on or about the date of the Annual Meeting of Shareholders. The exercise price of any options will be equal to the closing market price of the Company’s common stock on such date. These options vest at the rate of 25% per fiscal quarter from the date of grant.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Pursuant to our Directors’ Deferred Compensation Plan, non-employee directors may elect to defer until a predetermined date or until they leave the Board of Directors receipt of all or a portion of their fees, whether paid in cash or equity. The election to defer receipt of all or a portion of their fees must be made by a non-employee director prior to December 31st of each calendar year or, with respect to a newly-eligible director, within 30 days after he or she becomes eligible to participate in the Directors’ Deferred Compensation Plan.

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REIMBURSEMENT OF EXPENSES

We reimburse the non-employee directors for reasonable expenses incurred in connection with the performance of their duties as members of the Board of Directors.

FISCAL 2016 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation
Name of Director	($)(5)	($)(1)	($)(1)(2)(3)	($)	Total ($)(4)
Paul F. Browning(6)(8)	9,375	28,000	—	—	37,375
James Herbert England(9)	47,500	—	28,000	—	75,500
Mathew F. Hilzinger(10)	—	73,000	—	—	73,000
John A. Rolls(11)	—	—	85,500	—	85,500
Christopher Sotos(7)	—	—	—	—	—
Natica von Althann(12)	40,000	28,000	—	—	68,000
Togo Dennis West, Jr.(13)	47,500	28,000	—	—	75,500

THE FOLLOWING TABLE SETS FORTH THE NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2016 BY TYPE

	Long-Term
	Incentive	Annual	Committee
	Equity Award	Retainer Fees	Participation Fees
Name of Director	($)	($)(5)	($)(5)	Total ($)(1)
Paul F. Browning	28,000	7,500	1,875	37,375
James Herbert England	28,000	30,000	17,500	75,500
Mathew F. Hilzinger	28,000	30,000	15,000	73,000
John A. Rolls	28,000	30,000	27,500	85,500
Christopher Sotos	—	—	—	—
Natica von Althann	28,000	30,000	10,000	68,000
Togo Dennis West, Jr.	28,000	30,000	17,500	75,500
(1)	The amounts reported represent the aggregate grant date fair value of the stock option and stock awards granted in fiscal year 2016 determined.in accordance with Topic 718. Stock awards to directors are unrestricted shares of common stock that are not subject to any vesting provisions.
(2)	The options to purchase shares of our common stock granted to our non-employee directors vest at a rate of 25% per quarter from date of grant.
(3)	As of October 31, 2016, the options to purchase shares of our common stock granted to our non-employee directors for the 2016 service period were 50% vested.
(4)	The amount reported represents the aggregate dollar amount of all fees and other remuneration earned for services as a non-employee director, including annual retainer fees, committee and/or chair fees and equity awards.
(5)	Director fees are pro-rated should a director not finish the term of the service-period.
(6)	Mr. Browning was appointed to our Board of Directors on August 5, 2015 and resigned from the Board of Directors on June 14, 2016.
(7)	Mr. Sotos is President and Chief Executive Officer of NRG Yield Inc. and our Board of Directors has determined that he is a not an independent director. Mr. Sotos is not eligible to receive compensation as a director and did not receive any compensation in 2016. Mr. Sotos is entitled to receive reimbursement for reasonable expenses incurred in connection with the performance of his duties as a director.
(8)	Mr. Browning had 3,304 stock options outstanding as of October 31, 2016.
(9)	Mr. England had 31,648 stock options outstanding as of October 31, 2016.
(10)	Mr. Hilzinger had 3,334 stock options outstanding as of October 31, 2016.
(11)	Mr. Rolls had 61,620 stock options outstanding as of October 31, 2016.
(12)	Ms. von Althann had 3,334 stock options outstanding as of October 31, 2016.
(13)	Mr. West had 12,521 stock options outstanding as of October 31, 2016.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2017 with respect to: (a) the shareholders known to us who own beneficially more than 5% of the outstanding common stock of FuelCell Energy; (b) each of our directors; (c) each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation”; and (d), all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock they beneficially own. Applicable percentage ownership is based on 41,219,345 shares of common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the applicable percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

Unless indicated otherwise the address of each holder is in care of FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810.

		Number of Shares	Percentage
Name	Position	Beneficially Owned(1)	Beneficially Owned
Arthur A. Bottone	President & Chief Executive Officer; Director	215,482	*
Michael S. Bishop	Senior Vice President, Chief Financial Officer, Corporate Secretary & Treasurer(2)	107,030	*
Anthony F. Rauseo	Senior Vice President & Chief Operating Officer(3)	122,995	*
James Herbert England	Director(4)	55,905	*
Matthew F. Hilzinger	Director	17,067	*
John A. Rolls	Director(5)	162,286	*
Christopher S. Sotos	Director	—	*
Natica von Althann	Director	7,682	*
Togo Dennis West, Jr.	Director(6)	22,771	*
NRG Energy, Inc. 804 Carnegie Center Princeton, NJ 08540	(7)	1,420,362	3.45%
POSCO Energy Co., LTD. 440 Teheran-ro, Gangnam-Gu Seoul 135-777 Korea	(7)	2,565,534	6.22%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	(9 PERSONS)(8)	711,218	1.72%
*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
(2)	Mr. Bishop’s shareholdings include options to purchase 2,476 shares of Common Stock, which are currently exercisable.
(3)	Mr. Rauseo’s shareholdings include options to purchase 4,002 shares of Common Stock, which are currently exercisable.
(4)	Mr. England by virtue of being a director of Enbridge Inc., may be deemed to beneficially own 15,166 shares of common stock which are issuable upon conversion of the FuelCell Energy, Inc. Ltd. Series 1 Preferred stock held by Enbridge Inc. Mr. England’s shareholdings include options to purchase 31,648 shares of Common Stock, which are currently exercisable.
(5)	Mr. Rolls’ shareholdings include options to purchase 61,620 shares of Common Stock, which are currently exercisable.
(6)	Secretary West’s shareholdings include options to purchase 12,521 shares of Common Stock, which are currently exercisable.
(7)	Based upon the Company’s records as of January 31, 2017.
(8)	Includes options to purchase 118,935 shares of Common Stock which are currently exercisable and 15,166 shares of Common Stock are issuable upon conversion of the FCE FuelCell Energy, Ltd. Series 1 Preferred Stock.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, all filings for the fiscal year ended October 31, 2016 were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that related-party transactions are reviewed to ensure that the terms of such transactions are no less favorable to the Company than it could have obtained from an unaffiliated third party. The Audit and Finance Committee reviews each related party transaction and any modification thereto and consults with management and legal counsel, to ensure that such transactions are effected and in conformity with applicable legal requirements and the Company’s Code of Ethics and the Company’s Code of Conduct, as well as with the Company’s independent auditors to ensure proper disclosure in SEC filings.

The below information is, to the Company’s knowledge, based solely on a review of copies of reports furnished to the Company and representations of certain officers, directors and shareholders owning more than 5% of the Company’s Common Stock.

Enbridge Inc.

Mr. England is a director of Enbridge.

Enbridge transports and distributes energy across North America through the employment of more than 6,000 people in Canada and the United States. Enbridge is headquartered in Toronto, Canada and is publicly held, trading on the Canadian stock exchange under the symbol ENB.

In connection with our acquisition of Global Thermoelectric Inc. (“Global”) in November 2003, we acquired a Preferred Shares obligation held by Enbridge, Inc. the “Series 1 preferred share agreement” issued by our Canadian subsidiary, FCE FuelCell Energy Ltd. (“FCE Ltd”). Under the terms of the agreement, FCE Ltd makes (i) annual dividend payments of Cdn. $500,000 and (ii) annual return of capital payments of Cdn. $750,000 to Enbridge. These payments commenced on March 31, 2011 and will end on December 31, 2020. On December 31, 2020 the amount of all accrued and unpaid dividends on the Series 1 Preferred Shares of Cdn. $21.1 million and the balance of the principal redemption price of Cdn. $4.4 million shall be paid to the holders of the Series 1 Preferred Shares. FCE Ltd. has the option of making dividend payments in the form of common stock or cash under the Series 1 Preferred Shares provisions. The Company guarantees the return of principal and dividend obligations of FCE Ltd. to the Series 1 preferred shareholders under this modified agreement. The Company made its scheduled payments of Cdn. $1.3 million during fiscal 2016 under the terms of the agreement; including the recording of interest expense of approximately Cdn. $2.4 million. As of October 31, 2016, the carrying value of the Series 1 Preferred shares was Cdn. $18.0 million.

During fiscal year 2016, the Company did not recognize any revenue from Enbridge. The Company believes that the terms of its transactions with Enbridge are no less favorable to the Company than it could have obtained from an unaffiliated third party.

POSCO Energy Co., Ltd.

POSCO Energy is the largest independent power producer in South Korea. POSCO Energy owns over 3,000 megawatts of power generation assets in South Korea, Indonesia, Vietnam and the United States. POSCO Energy is a division of POSCO (NYSE: PKX), a leading global steel producer. Both entities are headquartered in Pohang, South Korea.

POSCO Energy holds 2,565,534 shares; approximately 6.22% of the Company’s common stock. In October, 2012, the Company announced the execution of a series of strategic initiatives with POSCO to expand the market for stationary fuel cell power plants in Asia, including a license agreement for POSCO to manufacture Direct FuelCell® (DFC®) power plants in South Korea and sell throughout Asia. The Cell Technology Transfer and License Agreement provides POSCO the rights to manufacture DFC fuel cell components in South Korea, and grants commercial rights to Asian markets. The agreement harmonizes two prior license agreements so that POSCO has rights to manufacture the entire carbonate fuel cell DFC power plant. The License Agreement payments totaled $18 million and the amendment to prior agreements payments totaled $8 million.

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The initial payment of $10 million was received on November 1, 2012. POSCO also pays a 3.0 percent royalty to the Company for each power plant built and sold by POSCO during the 15 year term. The license agreement may be extended for two additional terms of five years each by mutual agreement.

In October 2012, the Company also announced an order from POSCO for 121.8 megawatts of fuel cell kits to be manufactured at the FuelCell Energy production facility in Torrington, Connecticut through 2016. The estimated value of the multi-year contract is approximately $181 million. This multi-year kit order concluded in the fourth fiscal quarter in 2016.

During fiscal year 2016, the Company recognized revenue of approximately $52.0 million from the sale of power plants and fuel cell components as well as long-term service agreements with POSCO. The Company believes that the terms of its transactions with POSCO are no less favorable to the Company than it could have obtained from an unaffiliated third party.

NRG Energy, Inc.

NRG (NYSE: NRG), a Fortune 200 company, is the largest independent power producer in the United States. In addition to approximately 50,000 megawatts of generation capacity, its retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

On July 30, 2014, the Company entered into a Securities Purchase Agreement with NRG Energy, Inc. (NRG) and sold 1,220,363 shares of the Company’s common stock to NRG increasing the total number of shares owned by NRG to 1,420,362, approximately 3.45% of the Company’s common stock. As part of the transaction, the Company also issued a warrant to NRG to purchase up to 166,667 shares of the Company’s common stock at an exercise price of $40.20 per share pursuant to a Warrant Agreement.

On July 30, 2014, the Company’s subsidiary, FuelCell Energy Finance, LLC entered into a Loan Agreement (the “Loan Agreement”) with NRG. Pursuant to the Loan Agreement, NRG has extended a $40.0 million revolving construction and term financing facility to FuelCell Energy Finance for the purpose of accelerating project development by the Company and its subsidiaries. There was $1.8 million outstanding on the Loan Agreement at October 31, 2016.

On September 29, 2014, Christopher S. Sotos, then Senior Vice President of Strategy and Mergers and Acquisitions at NRG was appointed to the Company’s Board of Directors. Mr. Sotos was designated to the Board of Directors by NRG pursuant to the director designation rights granted to NRG in connection with its acquisition of shares of the Company in July 2014.

During fiscal year 2016, the Company recognized revenue of approximately $0.3 million from long-term service agreements with NRG. The Company believes that the terms of its transactions with NRG are no less favorable to the Company than it could have obtained from an unaffiliated third party.

During 2013, the Company entered into a co-marketing agreement with NRG for the marketing and sales of the Company’s power plants. The terms of the agreement included the issuance of warrants to NRG that permit NRG to purchase up to 416,667 million shares of the Company’s common stock at predetermined prices based on attaining minimum sales goals. As of December 31, 2016, all warrants have expired unvested.

EQUITY COMPENSATION PLAN AND WARRANT INFORMATION

The following table sets forth certain information with respect to the Company’s equity compensation plans and warrants as of the end of the fiscal year ended October 31, 2016.

	Number of Common Shares to	Weighted-average exercise	Number of securities remaining
	be issued upon exercise of	price of outstanding	available for future issuance under
Plan Category	outstanding options and rights	options and rights	equity compensation plans
Plans approved by shareholders:
Equity incentive plans(1)	246,923	44.88	830,708
Employee stock purchase plan	25,988	2.88	62,226
Plans not approved by shareholders:
Warrants issued to business Partners	166,667	40.20	—
TOTAL	439,578	40.62	892,934
(1)	Includes the Company’s 1998, 2006 and 2010 Equity Incentive Plans.

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AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2016 the Audit and Finance Committee of the Board reviewed the quality and integrity of the Company’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of KPMG LLP, its independent registered public accounting firm, the performance of KPMG LLP and other significant audit matters as required by the Company.

In performing its responsibilities, the Audit and Finance Committee has reviewed and discussed with management and KPMG LLP, the audited consolidated financial statements for the year ended October 31, 2016 and KPMG’s evaluation of the Company’s internal control over financial reporting as of October 31, 2016. The Audit and Finance Committee has also discussed with KPMG LLP matters required to be discussed by Statement of Auditing Standards 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200 T.

Pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit and Finance Committee concerning independence, the Audit and Finance Committee received written disclosure from the independent registered public accounting firm, and discussed with the auditors their independence. The Audit Committee has concluded that KPMG’s independence had not been impaired.

Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

Matthew F. Hilzinger (Chairman)
John Rolls
James Herbert England
Natica von Althann

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

KPMG LLP

	2016 ($)	2015 ($)
Audit Fees	650,000	530,000
Audit Related Fees	70,000	10,000
Tax Fees	8,129	—
All Other Fees	36,827	—
TOTAL	764,956	540,000

Audit Fees

Audit fees include the aggregate fees billed for the audit of the Company’s annual consolidated financial statements, the effectiveness of internal controls over financial reporting, reviews of each of the quarterly consolidated financial statements included in the Company’s Forms 10-Q, and services related to SEC filing matters.

Audit-Related Fees

Audit-related fees represent the audit of the Company’s employee benefit plan, services provided in connection with SEC registration statements and services provided in conjunction with equity offerings.

The aggregate audit-related fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2016 were related to services provided in connection with SEC registration statements and equity offerings.

Tax Fees

The aggregate tax fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2016 related to tax due diligence services.

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Other Fees

The aggregate other fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2016 related to due diligence advisory services.

As set forth in its charter, it is the policy of our Audit and Finance Committee to pre-approve all audit and non-audit services provided by KPMG LLP. Our Audit and Finance Committee has considered whether the provision of KPMG LLP’s services other than for the annual audit and quarterly reviews is compatible with its independence and has concluded that it is.

OTHER VOTING ITEMS

Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm for fiscal 2017

The Audit and Finance Committee of the Board has selected KPMG LLP as the independent registered public accounting firm to perform the integrated audit for 2017. KPMG LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2016.

KPMG representatives are expected to attend the 2017 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that Shareholders vote “FOR” approval of Proposal no. 2

Proposal 3	Amendment of the FuelCell Energy, Inc. Amended & Restated Articles of Incorporation Increasing Its Authorized Common Stock From 75,000,000 Shares to 125,000,000 Shares

General Description of Proposal

The Board of Directors has approved a proposed amendment, subject to shareholder approval, to Article FOURTH of the Articles of Incorporation of the Company (the “Articles”) that increases the number of authorized shares of Common Stock from 75,000,000 shares to 125,000,000 shares. An increase in the number of authorized shares will not have a dilutive effect on the value of each shareholder’s Common Stock; only the actual issuance of additional Common Stock would have such an effect.

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Current Capitalization

The following table summarizes our Common Shares authorized, outstanding and reserved

Current Authorized Shares	75,000,000
Proposed Increase in Authorized Shares	50,000,000
Proposed New Authorization	125,000,000
Shares available for issuance (Pre-increase)(1) as of January 31, 2017	22,588,709
Shares available for issuance (Post-increase)(1)	72,588,709
Common shares Outstanding and Reserved (Pre-increase):
Shares Issued and Outstanding as of January 31, 2017	41,219,345
Shares reserved for issuance under Equity Plans as of January 31, 2017	839,833
Shares requested under the amended 2010 Equity Incentive Plan (per page 46 of this proxy)	2,000,000
Shares reserved for issuance under the ESPP Plan as of January 31, 2017	36,238
Shares issuable upon conversion of our 5% Series B Cumulative Convertible Perpetual Preferred Stock
as of January 31, 2017	454,043
Shares on Conversion of Series 1 Preferred as of January 31, 2017	15,166
Shares issuable upon conversion of Series A Warrants as of January 31, 2017	7,680,000
Shares issuable upon the exercise of the same number of warrants issued to business partners as of January 31, 2017	166,666
TOTAL COMMON STOCK OUTSTANDING AND RESERVED (PRE-INCREASE)	52,411,291
(1)	Represents authorized shares (Pre or Post-increase) less shares outstanding and reserved.
(2)	As of January 31, 2016, the Shares potentially issuable under Series 1 preferred shares issued by FCE FuelCell Energy, Ltd to satisfy conversion requirements totaled 15,166. The conversion ratio for this instrument adjusts in the future which will affect the shares issuable upon conversion. At any time after July 31, 2020, the ratio will adjust to a price equal to 95 percent of the then current market price (in Cdn.$) of shares of our common stock at the time of conversion. The Company cannot estimate the exchange rate or market price of our common in 2020, however, as an example, assuming the holder of the Series 1 preferred shares exercises its conversion rights after July 31, 2020 and assuming our common stock price is $3.35 (our common stock closing price on October 31, 2016) and an exchange rate of U.S. $1.00 to Cdn.$1.34 (exchange rate on October 31, 2016) at the time of conversion, we would be required to issue approximately 1.0 million shares of our common stock.

In addition to common shares, the Company has 250,000 shares of our 5 percent Series B Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $1,000) (“Series B Preferred Stock”) authorized for issuance. At January 31, 2017 there were 64,020 shares of Series B Preferred Stock issued and outstanding. Our wholly-owned subsidiary FCE Ltd has 1,000,000 Series 1 Preferred Shares issued and outstanding. Our authorized preferred shares would remain unchanged by the proposed amendment.

Purpose of the Amendment

The Board of Directors is recommending this increase in authorized shares of Common Stock primarily to give the Company appropriate flexibility to issue shares to satisfy the agreements described above and for future corporate needs. Currently, shares available for issuance totals approximately 30.12 percent of authorized shares. Approval of this proposal would increase this percentage to approximately 58.07 percent. Shares authorized may be issued by the Board in its discretion, subject to any further shareholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the Nasdaq Exchange or any stock exchange on which the Company’s Common Stock may then be listed. The newly authorized shares of Common Stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future employee equity plans or for other corporate purposes.

Except as described above, there are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment. However, the Board believes that the currently available number of unissued and unreserved shares are not sufficient to meet corporate needs in the future.

Our Board believes that these additional shares will provide the Company with needed flexibility to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining shareholder approval for a particular issuance.

Rights of Additional Authorized Shares

The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock presently outstanding. Our shareholders do not have preemptive rights with respect to our Common Stock. Accordingly, should the Board of Directors elect to issue additional shares of our Common Stock, existing shareholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of Amendment

Future issuance of Common Stock or securities convertible into our Common Stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current shareholders. In addition, the availability of additional shares of our Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company under a possible take-over scenario. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt but nothing would prevent the Board from

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taking any appropriate actions not inconsistent with its fiduciary duties. The failure of shareholders to approve the amendment may limit our ability to raise additional capital should the need develop in order to support our business strategy.

Effectiveness of Amendment and Vote Required

If the proposed amendment is approved by our shareholders, it will become effective upon the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding.

Consequences of Failure to Obtain Shareholder Approval

If the proposed amendment is not approved by our shareholders, it may impede the Company’s ability to raise capital should the need arise, and may cause the loss of significant business opportunities, which could adversely affect our financial performance, growth and ability to continue our operations. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and does not intend or view the proposed increase in authorized common stock to be an anti-takeover measure.

For the foregoing reasons the Board of Directors recommends that Shareholders vote “FOR” approval of Proposal no. 4.

Proposal 4	Amendment of the FuelCell Energy, Inc. Amended & Restated 2010 Equity Incentive Plan, increasing the number of shares reserved for issuance from 2,500,000 to 4,500,000 Shares

General Description of Proposal

The FuelCell Energy, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board of Directors of FuelCell on January 29, 2010; approved by the shareholders of the Company at their annual meeting on March 25, 2010; amended by the shareholders of the Company at their annual meeting on April 5, 2012; amended by the Board of Directors on June 14, 2012; and further amended by the shareholders of the Company at their annual meetings on March 27, 2014 and April 7, 2016.

The Board of Directors has approved a proposed amendment to increase the maximum number of shares of Common Stock that may be issued under the 2010 Plan from 2,500,000 shares to 4,500,000 shares. In approving the proposed amendment to the 2010 Plan, the Board of Directors considered the number of shares currently available for issuance under the 2010 Plan as well as analytical tests performed on certain 2010 Plan metrics, such as burn rate and dilution, to confirm that the 2010 Plan as amended will be consistent with industry norms. The Company also consulted with independent external consultants in this area. As a result of this analysis, the Board concluded that the recommended 2010 Plan amendment is reasonable. We are also asking our shareholders to approve the 2010 plan in order to further enable the Compensation Committee to grant awards thereunder that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. For more information regarding the 2010 Plan, please read the full text of the 2010 Plan, as proposed to be amended, included as Annex A of this proxy statement.

The 2010 Plan is an equity incentive plan pursuant to which the Company may grant equity-based awards to employees, directors and consultants of the Company or any parent or subsidiary of the Company. We believe that alignment of the interests of our shareholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our shareholders and our employees’, officers’ and directors’ focus on personal responsibility, creativity and shareholder returns. Equity incentives such as stock options and restricted stock also play an important role in our recruitment and retention strategies, as the competition for creative, technical and leadership talent in our industry is intense. While equity is a strategic tool for recruitment and retention, we also carefully manage stock option and restricted stock issuances and strive to keep the dilutive impact of the equity incentives we offer within a reasonable range.

The 2010 Plan is administered by the Compensation Committee comprised of directors meeting (i) the “independent director” definition set forth in The Nasdaq Marketplace Rules applicable to FuelCell, (ii) the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act, and (iii) as appropriate, other applicable laws. Except as may otherwise be provided in the 2010 Plan, the Compensation Committee has complete authority and discretion to determine the terms of awards granted to our employees, officers and directors.

As of January 31, 2017, there were 839,833 shares available for future grants. Accordingly, the Board believes that the proposed amendment is necessary to provide us with enough shares to continue our program of equity-based incentive compensation. The Board believes the proposed amendment is in the best interest of shareholders and supports it for the following reasons:

•	If the proposed amendment to increase the number of shares available under the 2010 Plan is not approved, the Company may be compelled to increase the cash-based component of employee compensation, which contravenes our goal of aligning employee and shareholder interests.

•	If the proposed amendment to increase the number of shares available under the 2010 Plan is not approved, the Company may lose a critical tool for recruiting, retaining and motivating

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employees, which may have a destabilizing effect on our workforce and put us at a competitive disadvantage in attracting and retaining talent.

•	The 2010 Plan includes many provisions designed to protect shareholder interests and promote effective corporate governance including:

–	The number of shares available for issuance under the plan does not adjust based upon the number of outstanding shares of Common Stock;

–	Stock options and stock appreciation rights may not be priced at less than the fair market value of Common Stock on the grant date;

–	Re-pricing of stock options and stock appreciation rights requires shareholder approval;

–	The 2010 Plan requires a minimum period for ratable vesting of stock options, stock appreciation rights and restricted stock of three years for all time-based awards not issued to directors or consultants, and a minimum performance period of one year for all performance-based awards;

–	Material amendments of the 2010 Plan require shareholder approval; and

–	The 2010 Plan is administered by an independent committee of our Board of Directors.

Summary of the Material Provisions of the 2010 Plan

The following is a brief description of the material features of the 2010 Plan, as proposed to be amended. The description set forth below is qualified in its entirety by reference to the full text of the 2010 Plan, as proposed to be amended, in Annex A.

Purpose. The purpose of the 2010 Plan is to advance the interests of the Company by stimulating the efforts of employees, directors and consultants who are selected to be participants, aligning the long-term interests of such participants with those of shareholders, heightening the desire of such participants to continue in working toward and contributing to the success of the Company, assisting the Company in competing effectively with other enterprises to attract, motivate and retain the best available individuals for service to the Company.

Plan Term. The 2010 Plan became effective on January 29, 2010 and will be in effect for a term of ten years and expire on January 29, 2020, unless prior to that date the Board terminates the plan.

Authorized Shares. The maximum number of shares of Common Stock that may be issued under the 2010 Plan will be 4,500,000 (increased from 2,500,000), as may be adjusted as described in the plan. As of January 31, 2017, there were 839,833 shares of Common Stock available for issuance under the 2010 Plan. If an award expires or is canceled or forfeited, the shares covered by such award will again be available for issuance under the 2010 Plan.

Plan Administration. The 2010 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to select individuals to whom awards are granted and determine the types of awards and number of shares covered and the terms and conditions of awards, including the applicable vesting schedule, performance conditions and whether the award will be settled in cash or shares. Except to the extent prohibited by applicable law, the Compensation Committee may delegate to one or more individuals the day-to-day administration of the plan and any of the functions assigned to it.

Eligibility. Our employees, directors and consultants are eligible to receive awards under the 2010 Plan.

Types of Awards. The 2010 Plan provides for grants of stock options (either incentive stock options or nonstatutory stock options), stock appreciation rights (SARs), restricted stock, performance units and performance shares, restricted stock units and other stock-based awards.

Stock Options. A stock option is a contractual right to acquire shares at a future date at a specified exercise price. The Compensation Committee is authorized to grant both incentive stock options and nonstatutory stock options. The per share exercise price of a stock option will be determined by the Compensation Committee but generally may not be less than the closing price of a share of Common Stock on the grant date. The Compensation Committee will determine the date after which each stock option may be exercised and the expiration date of each option; however, no stock option will be exercisable more than ten years from the grant date. Any stock option granted to a director or consultant will vest ratably over a period of at least one year, and any stock option granted to a participant who is not a director or consultant will vest ratably over a period of at least three years. Stock options that are intended to qualify as “incentive stock options” must meet the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights. A SAR is a contractual right to receive, in cash or shares, an amount equal to the appreciation of a share of Common Stock from the grant date. SARs may be granted either alone or in connection with stock options, and are generally subject to the same terms and conditions that apply to stock options, as described above.

Restricted Stock. Restricted stock is an award of shares of Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture. Restricted stock may be subject to restrictions, including performance restrictions, which may lapse as the Compensation Committee deems appropriate. Any restricted stock granted to a director or consultant will vest ratably over a period of at least one year, and any restricted stock granted to a participant who is not a director or consultant will vest ratably over a period of at least three years. During the period of restriction, restricted stock holders may exercise full voting rights and will be entitled to receive all dividends and other distributions paid with respect to such shares unless otherwise provided in the award agreement.

Performance Units and Performance Shares. Performance units and performance shares are rights to receive at a specified future date payment in cash or Common Stock, as determined by the Compensation Committee, with respect to a specified number of units or shares (as applicable) of Common Stock based on the Company’s performance during a specified performance period. The Compensation Committee will have complete discretion in determining the number of performance units/shares granted, as well as the performance goals and length of the performance period, which generally may not be less than one year. After the applicable performance period has ended, the holder of performance units/ shares will be entitled to receive a payout of the number of units/ shares earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

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Restricted Stock Units. Restrict stock units will consist of a restricted stock, performance share or performance unit award that the Compensation Committee permits to be paid out in installments or on a deferred basis in accordance with the rules and procedures established by the Compensation Committee. Restricted stock units will be subject to such terms and conditions (including but not limited to vesting, performance goals and performance periods) as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee is authorized to grant other stock-based awards not specifically described in the 2010 Plan that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock. The Compensation Committee has the authority to determine the time(s) at which such awards will be made, the amount of such awards and all other terms and conditions of such awards, including any dividend and/or voting rights. Any other stock-based award pursuant to which vesting, settlement, exercise or payment is based on completion of a prescribed service period or passage of time and (i) which is granted to a director or consultant will vest ratably over a period of at least one year and (ii) which is granted to a participant who is not a director or consultant will vest ratably over a period of at least three years.

Adjustments. In the event that any extraordinary dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, then the Compensation Committee will appropriately adjust the number and class of shares which may be delivered under the 2010 Plan, Code Section 162(m) annual share issuance limits of the plan, and the number, class, and price of shares subject to outstanding awards.

Prohibition on Stock Option and SAR Re-pricing. Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or SARs or cancel outstanding stock options or SARS in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs without shareholder approval.

Change in Control. In the event of a change in control of the Company, the Compensation Committee in its discretion may, at the time an award is made or at any time thereafter: (i) provide for the acceleration of any time period relating to the exercise or realization of the award, (ii) provide for the purchase of the award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the Compensation Committee to reflect the change in control, (iv) cause the award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the 2010 Plan, subject to the approval of shareholders if required by the applicable Nasdaq rules. The Compensation Committee may amend or modify any outstanding award. However, no such Board or committee action that would materially impair the vested rights of a holder of an outstanding award may be taken without the holder’s consent.

Plan Benefits

The amount and timing of awards granted under the 2010 Plan are determined in the discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the 2010 Plan by directors, executive officers and other employees are discretionary and are therefore not determinable at this time.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences associated with awards under the 2010 Plan. The federal tax laws are complex and subject to change, and the tax consequences for any plan participant will be dependent on his or her individual circumstances.

Incentive Stock Options. The grant of an incentive stock option will not result in an income event for the participant or in a tax deduction for the Company. However, the excess of the fair market value of the shares as of the date of exercise less the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant or within the two-year period beginning on the date of grant of the stock option, any profit realized by the participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Company. If the shares are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of grant of the stock option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, less the exercise price will be taxable as ordinary income to the participant at the time of disposition, and a corresponding deduction will be allowable to the Company. Special rules apply in the event that all or a portion of the exercise price is paid in the form of shares.

Nonstatutory Stock Options. The grant of an nonstatutory stock option will not result in an income event for the participant or in a tax deduction for the Company. Upon the exercise of a nonstatutory stock option, the excess of the fair market value of the underlying shares on the exercise date less the stock option exercise price will be taxable as income to the participant and will be subject to the applicable withholding taxes. The Company is generally entitled to a tax deduction at the same time in the same amount. The participant’s tax basis for shares received pursuant to the exercise of a nonstatutory stock option will equal the sum of the income recognized and the exercise price. Special rules apply in the event that all or a portion of the exercise price is paid in the form of ordinary shares. Gain or loss upon a subsequent sale of any shares received upon the exercise of nonstatutory stock options will generally be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the shares sold.

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Restricted Stock. A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Internal Revenue Code, within thirty days of receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If an election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. If an election is not made, the participant will generally recognize ordinary income on the date that the shares are no longer subject to restrictions, in an amount equal to the fair market value of the shares on such date, less any amount paid for the shares. The Company is generally entitled to a tax deduction at the time the participant recognizes ordinary income, in the same amount.

Restricted Stock Units. The grant of an award of restricted stock units will not result in income for the participant or in a tax deduction for the Company. Upon the settlement of the award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the Company will generally be entitled to a tax deduction in the same amount.

For the foregoing reasons the Board of Directors recommends that Shareholders vote “FOR” approval of Proposal no. 4

Proposal 5	Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are providing our shareholders with the option to cast a non-binding advisory vote on the compensation of our NEOs. This advisory shareholder vote, commonly known as a “say on pay”, provides shareholders with the opportunity to endorse or not endorse the Company’s fiscal 2016 executive compensation programs and policies and the compensation paid to the named executive officers as discussed in the CD&A beginning on page [  ], the accompanying compensation tables and the related narrative disclosure.

As discussed in the CD&A section of this Proxy Statement, our compensation principles and underlying programs are designed to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interests of the executive officers with the long-term interests of the Company’s shareholders. We believe our compensation policies and procedures demonstrate a transparent link between pay and performance.

Because say-on-pay votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our NEOs.

For the foregoing reasons the Board of Directors recommends that Shareholders vote “FOR” approval of Proposal no. 5

Proposal 6	Advisory Vote on the Frequency of the Shareholder Advisory Vote on Executive Pay

In addition to providing shareholders with the opportunity to cast a non-binding advisory vote on executive compensation, in accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, the Company this year is providing shareholders with a non-binding advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The Board of Directors believes that a frequency of “every one year” for the advisory vote on executive compensation will best serve the Company and its shareholders. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communicating with Directors” on page 13 of this Proxy Statement for information about communicating with the Board.

•	A one year vote cycle gives the Board ample time to review and respond to shareholders’ views on executive compensation and to implement changes, if desired, to our executive compensation program.

•	A one year cycle will provide shareholders ample time to fully assess the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

For the foregoing reasons the Board of Directors recommends that Shareholders vote “FOR” the option of “Every one year” for future advisory votes on executive compensation.

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ADDITIONAL INFORMATION AND OTHER MATTERS

GENERAL

Shareholders of the Company’s Common Stock as of the close of business on February 10, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, there were [  ] shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held on the Record Date, including Common Stock:

•	held directly in the shareholder’s name as “shareholder of record” (also referred to as “registered shareholder”);

•	held for the shareholder in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	held for the shareholder by the Company as restricted shares (whether vested or non-vested) under any of the Company’s stock incentive plans.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2018 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, FuelCell Energy, Inc., Office of the Corporate Secretary, 3 Great Pasture Road, Danbury, CT 06810. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2018 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before October 27, 2017. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our amended and restated by-laws permit shareholders to nominate directors and present other business for consideration at our Annual Meeting of Shareholders. To make a director nomination or present other business for consideration at the Annual Meeting of Shareholders to be held in 2018, you must submit a timely notice in accordance with the procedures described in our amended and restated by-laws. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the immediately preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2018, such a proposal must be received on or after December 7, 2017, but not later than January 6, 2018. In the event that the date of the Annual Meeting of Shareholders to be held in 2018 is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the anniversary date of this year’s Annual Meeting of Shareholders, such notice by the shareholder must be so received no earlier than the one hundred twentieth (120th) day prior to the Annual Meeting of Shareholders to be held in 2018 and not later than the ninetieth (90th) day prior to such Annual Meeting of Shareholders to be held in 2018 or, if later, the tenth (10th) day following the day on which public disclosure of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our amended and restated by-laws.

HOUSEHOLDING

Individual shareholders sharing an address with one or more other shareholders may elect to “household” the mailing of the proxy statement, or the notice of internet availability of proxy materials, as applicable. This means that only one proxy statement or notice will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate proxy statement or notice to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy statements or notice in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to householding should be mailed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

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QUORUM AND VOTE REQUIRED

The holders of a majority of the shares of Common Stock entitled to vote as of the Record Date present, in person or by proxy will constitute a quorum at the meeting.

With respect to Proposal 1, the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of the directors (Proposal 1). A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. For purposes of Proposal 1, abstentions and “broker non-votes” will not be counted as votes cast with respect to a director’s election.

With respect to Proposal 2, Proposal 4 and any other matters properly presented at the Annual Meeting, approval of each proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present).

With respect to Proposal 3, the affirmative vote of a majority of the shares outstanding is required. If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” with respect to Proposal 3, and has no effect on the other matters presented.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1 or 4 the broker may not exercise discretion to vote for or against the proposal. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposals 2 and 3, the broker may exercise its discretion to vote for or against those proposals in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

While Proposal 5 and Proposal 6 are advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

COUNTING VOTES

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented (except Proposal 6 with respect to which you may vote “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN”). A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. With respect to Proposal 6, the number of votes for “ONE YEAR”, “TWO YEARS” or “THREE YEARS” will be counted, and the frequency with the highest number votes will be the frequency that our shareholders approve. Except as with respect to Proposal 3 (as described above), an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement.

All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the Annual Meeting. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the directors named in this Proxy Statement; FOR the ratification of the appointment of our auditors; FOR the amendment of the FuelCell Energy, Inc. Amended and Restated Articles of Incorporation increasing our authorized common stock from 75,000,000 to 125,000,000 shares; FOR the amendment of the FuelCell Energy, Inc. Amended and Restated 2010 Equity Incentive Plan, increasing the number of shares reserved for issuance from 2,500,000 to 4,500,000; FOR the approval of the compensation of the Company’s Named Executive Officers; and ONE YEAR on the ratification of the frequency with which future advisory votes on the compensation of the Company’s Named Executive Officers will be conducted.

Broadridge Financial Solutions, Inc. will be the tabulator of the votes for the Annual Meeting.

VOTING BY PROXY

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by proxy. You can vote by proxy over the internet, by mail or telephone by following the instructions provided in the Notice, or, on the proxy card. The persons named as attorneys-in-fact in the proxy, Arthur A. Bottone and Michael S. Bishop, were selected by the Board of Directors.

It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder may change its vote and revoke its proxy at any time prior to the vote at the Annual Meeting, A shareholder of record may change its vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Secretary of the Company or voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause a shareholder’s previously granted proxy to be revoked unless such shareholder specifically so request. For shareholders who hold their shares beneficially in street name, such shareholders may change their vote by submitting new voting instructions to their

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broker, trustee or nominee following the instruction it has provided, or, if such shareholder has obtained a legal proxy from its broker or nominee giving it the right to vote its shares, by attending the Annual Meeting and voting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors and employees (for no additional compensation) in person or by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

ANNUAL REPORT AND FORM 10-K

Additional copies of the Company’s Annual Report to Shareholders for the Fiscal year ended October 31, 2016 and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 as filed with the Securities and Exchange Commission are available to shareholders without charge upon written request addressed to: FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810 Attn: Investor Relations and are also available in the Investor Relations section of the Company’s web site at www.fuelcellenergy.com.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

FuelCell Energy, Inc. Annual Meeting of Shareholders

Thursday, April 6, 2017

10:00 a.m. Eastern Daylight Time

JW Marriott Essex House New York

160 Central Park South New York, NY

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE ANNUAL MEETING

In accordance with the Company’s security procedures, admission to the annual meeting will be restricted to holders of record and beneficial owners of FuelCell Energy voting securities as of the record date February 10, 2017. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the annual meeting. Meeting attendance requires advance registration. Please contact the office of the corporate secretary at corporatesecretary@fce.com to request an admission ticket. If you do not have an admission ticket, you must present proof of ownership in order to be admitted to the meeting.

•	If you are a holder of record of FuelCell Energy, you should indicate that you plan to attend the meeting when submitting your proxy by checking the box (Yes) in the bottom left corner of your Proxy Card.

•	If you are a beneficial owner of FuelCell Energy voting securities held by a bank, broker or other nominee, you will also need an admission ticket or proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your FuelCell Energy voting securities held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record.

Directions to the JW Marriott Essex House New York are available in the Investor Relations section of the Company’s web site at www.fuelcellenergy.com. If you have questions regarding admission to the annual meeting you may contact the office of the corporate secretary at:

FuelCell Energy, Inc.

Office of the Corporate Secretary

3 Great Pasture Road

Danbury, CT 06810

(203) 825-6102

corporatesecretary@fce.com

Please include the following information with your inquiry:

•	Your name and complete mailing address;

•	Your email address; and

•	Proof that you own FuelCell Energy shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

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Annex A	FuelCell Energy, Inc. Amended & Restated 2010 Equity Incentive Plan

As proposed to be Amended by the Shareholders on April 6, 2017

1.	Purpose of the Plan

The purpose of this FuelCell Energy, Inc. 2010 Equity Incentive Plan (the “Plan”) is to advance the interests of FuelCell Energy, Inc., a Delaware corporation (hereinafter, the “Company”), by stimulating the efforts of employees, directors and consultants who are selected to be participants, aligning the long-term interests of such participants with those of shareholders, heightening the desire of such participants to continue in working toward and contributing to the success of the Company, assisting the Company in competing effectively with other enterprises to attract, motivate and retain the best available individuals for service to the Company. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalent Rights and other Stock Based Awards.

2.	Definitions

As used herein, the following definitions will apply:

(a)	“Administrator” means a committee of the Board authorized pursuant to Section 4 of the Plan to administer the Plan in accordance with the terms and conditions set forth herein.

(b)	“Affiliate” means, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

(c)	“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)	“Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalent Rights or Other Stock Based Awards.

(e)	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)	“Awarded Stock” means the Common Stock subject to an Award.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Change in Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power represented by the Company’s then outstanding voting securities and within three years from the date of such acquisition, a merger or consolidation of the Company with or into the person (or affiliate thereof) holding such beneficial ownership of securities of the Company is consummated; or (2) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (3) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (4) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)	“Common Stock” means the Common Stock, par value $.0001 per share, of the Company, or in the case of Performance Units and certain Other Stock Based Awards, the cash equivalent thereof.

(k)	“Company” means FuelCell Energy, Inc., a Delaware corporation, or any successor thereto.

(l)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)	“Director” means a member of the Board.

(n)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator

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in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)	“Dividend Equivalent Right” means a credit, made at the discretion of the Administrator, that accrues to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant; provided that no such Dividend Equivalent Right shall be paid out to any Participant prior to the exercise, settlement, vesting or payment of the Award that gives rise to such right.

(p)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)	if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator.

(s)	“Fiscal Year” means the fiscal year of the Company.

(t)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)	“Incumbent Directors” means directors who either (i) are Directors as of the effective date of the Plan, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(v)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)	“Option” means a stock option granted pursuant to the Plan.

(y)	“Other Stock Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12.

(z)	“Outside Director” means a Director who is not an Employee.

(aa)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)	“Participant” means the holder of an outstanding Award granted under the Plan.

(cc)	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement based on financial and non-financial measures that may include annual revenue, profits, earnings per share, net income, new orders, customer satisfaction, total shareholder return and other objectives determined by the Administrator. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, in absolute or relative terms (including passage of time and/or against another company or companies), on a per share basis, against the performance of the Company as a whole or any segment of the Company, and on a pre-tax or after-tax basis.

(dd)	“Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan giving rights to receive at a specified future date payment in cash or Common Stock, as determined by the Administrator, with respect to a specified number of shares of Common Stock based on the Company’s performance during a specified period.

(ee)	“Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan giving rights to receive at a specified future date payment in cash or Common Stock, as determined by the Administrator, with respect to a specified unit based on the Company’s performance during a specified period.

(ff)	“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)	“Plan” means this 2010 Equity Incentive Plan.

(hh)	“Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8, Section 11 or Section 12 of the Plan or issued pursuant to the early exercise of an Option.

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(ii)	“Restricted Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Section 11 of the Plan.

(jj)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(ll)	“Service Provider” means an Employee, Director or Consultant.

(mm)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(nn)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(oo)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp)	“Unvested Awards” means Options, Restricted Stock or Other Stock Based Awards that (i) were granted to an individual in connection with such individual’s position as a Service Provider and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3.	Stock Subject to the Plan

(a)	Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 4,500,000. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan (i) with respect to any portion of an Award that is settled in cash, or (ii) to the extent such Shares are withheld or tendered in satisfaction of tax withholding obligations. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, the number of Shares so tendered shall again be available for issuance pursuant to future Awards under the Plan.

(b)	Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to such expired, terminated or cancelled portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

4.	Administration of the Plan

(a)	Procedure.

	(i)	Administration. The Plan will be administered by a committee of the Board that is comprised of directors meeting (i) the “independent director” definition set forth in The Nasdaq Marketplace Rules applicable to the Company, (ii) the “non-employee director” definition set forth in Rule 16b-3 promulgated under the Exchange Act, and (iii) as appropriate, all other Applicable Laws.

	(ii)	Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, such Awards will be structured to satisfy such requirements.

	(iii)	Rule 16b-3. To the extent that the Administrator determines it to be desirable and necessary to qualify Awards as exempt under Rule 16b-3 or other securities rule or regulation, the transactions contemplated hereunder will be structured to satisfy such requirements.

	(iv)	Section 409A. To the extent that the Administrator determines it to be desirable and necessary, Awards will be structured and administered (including the terms and conditions of such Awards as set forth in any applicable Award Agreement) so as to enable such Awards to be exempt under Section 409A of the Code or, to the extent the Award is subject to Section 409A, to comply with the applicable substantive provisions of Section 409A, and to the extent an Award is intended to be so structured and administered, the terms of the Plan and the Award shall be interpreted to comply with Section 409A.

	(v)	Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)	Powers of the Administrator. Subject to the provisions of the Plan and the specific duties delegated by the Board, the Administrator will have the authority, in its discretion:

	(i)	to determine the Fair Market Value;

	(ii)	to select the Service Providers to whom Awards may be granted hereunder;

	(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

	(iv)	to approve forms of Award Agreements for use under the Plan;

	(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or paid (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any

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restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(viii)	to modify or amend each Award (subject to Section 18), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix)	to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise, vesting or payment of an Award that number of Shares or cash having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)	to authorize any person to execute on behalf of the Company any instrument required to implement the grant of an Award previously granted by the Administrator;

(xi)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii)	to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiii)	to determine whether Awards will be adjusted for Dividend Equivalents;

(xiv)	to create Other Stock Based Awards for issuance under the Plan;

(xv)	to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvi)	to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)	No Repricing or Exchange Program without Shareholder Approval. Without the prior approval of the Company’s shareholders, no Award issued under the Plan shall be exchanged for another Award in an exchange program nor shall any Option otherwise have its exercise price reduced.

Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

Repricing of Options or SARs shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Exercise Price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Exercise Price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 12. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

5.	Eligibility

Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock Units and Other Stock Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.	Limitations

(a)	ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

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(b)	No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c)	162(m) Limitation. The following limitations shall apply to Awards under the Plan:

(i)	Option and SAR Share Annual Limit. No Service Provider will be granted, in any Fiscal Year, Options and/ or SARs to purchase more than 20,833* Shares.

(ii)	Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units, Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(iii)	The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(iv)	If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7.	Stock Options

(a)	Term of Option. The term of each Option will be ten years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b)	Option Exercise Price and Consideration.

(i)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)	In the case of an Incentive Stock Option

(A)	granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)	granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)	In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or for the exemption from treatment as deferred compensation under Section 409A of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	Waiting Period, Vesting, Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions, including the vesting schedule, that must be satisfied before the Option may be exercised. Any Option granted to a Participant who is not a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least three years. Any Option granted to a Participant who is a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least one year. Notwithstanding the foregoing vesting periods, the Administrator may in its discretion grant Options with a vesting schedule that is less than the applicable period set forth above, or shorten the vesting schedule of an outstanding Option to a period less than the applicable period set forth above, when such Options are granted to a Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or are granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business.

(c)	Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i)	cash;

(ii)	check;

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(iii)	other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(iv)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v)	any combination of the foregoing methods of payment; or

(vi)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)	Exercise of Option.

(i)	Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the Record Date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement. Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)	Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

8.	Restricted Stock

(a)	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Subject to Section 6(c)(ii) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock. Notwithstanding the preceding

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sentence, (i) any Restricted Stock granted to a Participant who is not a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least three years, and (ii) any Restricted Stock granted to a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least one year. Notwithstanding the foregoing vesting periods, the Administrator may in its discretion grant Restricted Stock with a vesting schedule that is less than the applicable period set forth above, or shorten the vesting schedule of outstanding Restricted Stock to a period less than the applicable period set forth above, when such Restricted Stock is granted to a Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or is granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business.

(b)	Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c)	Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)	Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction.

(f)	Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)	Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)	Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.	Stock Appreciation Rights

(a)	Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)	Number of Shares. Subject to Section 6(c)(i) of the Plan, the Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c)	Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Any SAR granted to a Participant who is not a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least three years. Any SAR granted to a Participant who is a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least one year. Notwithstanding the foregoing vesting periods, the Administrator may in its discretion grant SARs with a vesting schedule that is less than the applicable period set forth above, or shorten the vesting schedule of an outstanding SAR to a period less than the applicable period set forth above, when such SARs are granted to a Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or are granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business.

(d)	Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine; provided that each SAR shall have a term that is not longer than ten years from the date of grant.

(e)	SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f)	Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

(g)	Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

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10.	Performance Units and Performance Shares

(a)	Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 6(c)(ii), the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)	Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)	Performance Objectives and Other Terms. The Administrator will set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” The Performance Period shall be such period as determined by the Administrator, which period shall not be less than one year, provided that, the Administrator may in its discretion provide a Performance Period of less than one year, or shorten the Performance Period, when the Performance Units or Performance Shares are granted to a Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or are granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)	Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

(e)	Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period as determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)	Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.	Restricted Stock Units

Restricted Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Restricted Stock Units will be subject to such terms and conditions (including but not limited to those relating to vesting, performance goals and performance periods) as determined by the Administrator, subject to such rules and limitations as are consistent with, as applicable, the provisions of the Plan applicable to Restricted Stock, Performance Units and Performance Shares.

12.	Other Stock Based Awards

Other Stock Based Awards may be granted separately, in addition to, or in lieu of other Awards granted under the Plan or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights. Any Other Stock Based Award pursuant to which vesting, settlement, exercise or payment is based on completion of a prescribed service period or passage of time and (i) which is granted to a Participant who is not a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least three years or (ii) which is granted to a Director or Consultant shall vest ratably as determined by the Administrator over a period of at least one year. Notwithstanding the foregoing, the Administrator may in its discretion grant Other Stock Based Awards with a vesting, settlement, exercise or payment schedule that is less than the applicable period set forth above, or shorten the vesting, settlement, exercise or payment schedule of an outstanding Other Stock Based Award, when such awards are granted to Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or are granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business. In the case of an Other Stock Based Award that vests, is settled or paid or is exercisable upon the attainment of performance goals, the

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performance period applicable to such Award shall not be less than one year, provided that, a performance period of less than one year may apply as determined by the Administrator when the award is granted to a Participant in connection with his or her commencement of service with the Company or any Affiliate of the Company or is granted to a Participant who retires, dies or becomes disabled due to a Disability while in service with the Company or any Affiliate of the Company, or in connection with other situations not in the ordinary course of business.

13.	Leaves of Absence

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will continue during any authorized leave of absence provided such leave does not exceed 90 days. If the leave of absence exceeds 90 days, vesting of Awards shall continue as determined by the Administrator. A Service Provider will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91 st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.	Non-Transferability of Awards

An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

15.	Adjustments; Dissolution or Liquidation; Change in Control

(a)	Adjustments. In the event that any dividend (excluding an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, then the Administrator shall appropriately adjust (consistent, as applicable, with Code Sections 422 and 424) the number and class of Shares which may be delivered under the Plan, the Code Section 162(m) annual share issuance limits under Section 6(c) of the Plan, and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c)	Change in Control. In the event of a Change in Control, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Administrator to reflect the Change in Control, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Administrator may consider equitable and in the best interests of the Company. Notwithstanding the foregoing, any change in Incentive Stock Options shall comply with the rules under Section 424 of the Code and no change may be made to any Award which would make the Award subject to the provisions of Section 409A of the Code.

16.	Date of Grant

The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

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17.	Term of Plan

Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten years unless terminated earlier under Section 18 of the Plan.

18.	Amendment and Termination of the Plan

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided that any material amendment to the Plan shall require shareholder approval in accordance with Rule 4350(i)(1)(A) of The Nasdaq Marketplace Rules applicable to the Company.

(b)	Effect of Amendment or Termination. Subject to Section 20 of the Plan, no amendment, alteration, suspension or termination of the Plan will materially impair the vested rights of any Participant with respect to any outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, or except as may otherwise be necessary or advisable in order to comply with the requirements of Code Section 409A. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.	Conditions Upon Issuance of Shares

(a)	Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.	Severability

Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable in a manner to the greatest extent possible to conform with the original intent of such provision, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

21.	Inability to Obtain Authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.	Shareholder Approval

The Plan will be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

* Number adjusted on December 3, 2015 as a result of a 1-for-12 reverse stock split.

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http://investor.fce.com/Financial-Information/Annual-Meeting--Proxy-Information/default.aspx

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FUELCELL ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Arthur A. Bottone
02) James Herbert England
03) Matthew F. Hilzinger
04) John A. Rolls
05) Christopher S. Sotos
06) Natica von Althann
07) Togo Dennis West, Jr.

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 Year on the following proposal:

	3 Years	2 Years	1 Year	Abstain
6. To ratify, on an advisory basis, the frequency with which future advisory votes on the compensation of the Company's Named Executive Officers will be conducted; and	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

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